REVOLVING CREDIT, EQUIPMENT LOAN

                               AND

                       SECURITY AGREEMENT





                 PNC BANK, NATIONAL ASSOCIATION
                    (AS LENDER AND AS AGENT)





                              WITH



                           MCMS, INC.
                           (BORROWER)





                        February 26, 1999

                        TABLE OF CONTENTS


I.    DEFINITIONS                                          1
      1.1.    Accounting Terms                             1
      1.2.    General Terms                                1
      1.3.    Uniform Commercial Code Terms               19
      1.4.    Certain Matters of Construction             19


II.   ADVANCES, PAYMENTS                                  19
      2.1.    (a) Revolving Advances                      19
              (b) Discretionary Rights                    20
      2.2.    Procedure for Revolving Advances Borrowing  20
      2.3.    Disbursement of Advance Proceeds            22
      2.4.    Equipment Loans                             22
      2.5.    Maximum Advances                            23
      2.6.    Repayment of Advances                       23
      2.7.    Repayment of Excess Advances                24
      2.8.    Statement of Account                        24
      2.9.    Additional Payments                         24
      2.10.   Manner of Borrowing and Payment             25
      2.11.   Mandatory Prepayments                       26
      2.12.   Use of Proceeds                             27
      2.13.   Defaulting Lender                           27


III.  INTEREST AND FEES                                   29
      3.1.    Interest                                    29
      3.2.    Fee Letter                                  29
      3.3.    Facility Fee                                29
      3.4.    Intentionally Omitted                       30
      3.5.    Computation of Interest and Fees            30
      3.6.    Maximum Charges                             30
      3.7.    Increased Costs                             30
      3.8.    Basis For Determining Interest Rate
              Inadequate or Unfair                        32
      3.9.    Capital Adequacy                            32
      3.10.   Limitation on Additional Amounts, etc.      33


IV.   COLLATERAL:  GENERAL TERMS                          34
      4.1.    Security Interest in the Collateral         34
      4.2.    Perfection of Security Interest             34
      4.3.    Disposition of Collateral                   34
      4.4.    Preservation of Collateral                  35
      4.5.    Ownership of Collateral                     36
      4.6.    Defense of Agent's and Lenders' Interests   36
      4.7.    Books and Records                           37
      4.8.    Financial Disclosure                        37
      4.9.    Compliance with Laws                        37
      4.10.   Inspection of Premises                      38
      4.11.   Insurance                                   38
      4.12.   Failure to Pay Insurance                    39

      4.13.   Payment of Taxes                            39
      4.14.   Payment of Leasehold Obligations            40
      4.15.   Receivables                                 40
              (a)   Nature of Receivables                 40
              (b)   Solvency of Customers                 40
              (c)   Locations of Borrower                 40
              (d)   Collection of Receivables             41
              (e)   Notification of Assignment of
                    Receivables                           41
              (f)   Power of Agent to Act on Borrower's
                    Behalf                                41
              (g)   No Liability                          42
              (h)   Establishment of a Dominion Account   42
              (i)   Adjustments                           42
      4.16.   Inventory                                   43
      4.17.   Maintenance of Equipment                    43
      4.18.   Exculpation of Liability                    43
      4.19.   Environmental Matters                       43
      4.20.   Financing Statements                        46


V.    REPRESENTATIONS AND WARRANTIES                      46
      5.1.    Authority                                   46
      5.2.    Formation and Qualification                 46
      5.3.    Survival of Representations and Warranties  47
      5.4.    Tax Returns                                 47
      5.5.    Financial Statements                        47
      5.6.    Corporate Name                              48
      5.7.    O.S.H.A. and Environmental Compliance       48
      5.8.    Solvency; No Litigation, Violation,
              Indebtedness or Default                     49
      5.9.    Patents, Trademarks, Copyrights and
              Licenses                                    50
      5.10.   Licenses and Permits                        51
      5.11.   Default of Indebtedness                     51
      5.12.   No Default                                  51
      5.13.   No Burdensome Restrictions                  51
      5.14.   No Labor Disputes                           51
      5.15.   Margin Regulations                          51
      5.16.   Investment Company Act                      51
      5.17.   Disclosure                                  51
      5.18.   Delivery of Recapitalization Documentation
              and Subordinated Note Documentation         52
      5.19.   Swaps                                       52
      5.20.   Conflicting Agreements                      52
      5.21.   Application of Certain Laws and Regulations 52
      5.22.   Business and Property of Borrower           52
      5.23.   Year 2000                                   53
      5.24.   Section 20 Subsidiaries                     53


VI.   AFFIRMATIVE COVENANTS                               53
      6.1.    Payment of Fees                             53
      6.2.    Conduct of Business and Maintenance of
              Existence and Assets                        53
      6.3.    Violations                                  54
      6.4.    Government Receivables                      54
      6.5.    Fixed Charge Coverage Ratio                 54
      6.6.    Execution of Supplemental Instruments       54

      6.7.    Payment of Indebtedness                     54
      6.8.    Standards of Financial Statements           55
      6.9.    Appraisals                                  55
      6.10.   Mortgage                                    55


VII.  NEGATIVE COVENANTS                                  55
      7.1.    Merger, Consolidation, Acquisition and Sale
              of Assets                                   55
      7.2.    Creation of Liens                           56
      7.3.    Guarantees                                  56
      7.4.    Investments                                 56
      7.5.    Loans                                       58
      7.6.    Capital Expenditures                        58
      7.7.    Dividends                                   58
      7.8.    Indebtedness                                59
      7.9.    Nature of Business                          60
      7.10.   Transactions with Affiliates                60
      7.11.   Subsidiaries                                60
      7.12.   Fiscal Year and Accounting Changes          61
      7.13.   Pledge of Credit                            61
      7.14.   Amendment of Articles of Incorporation,
              By-Laws                                     61
      7.15.   Compliance with ERISA                       61
      7.16.   Prepayment of Indebtedness                  61
      7.17.   Subordinated Notes                          62
      7.18.   Other Agreements                            62


VIII. CONDITIONS PRECEDENT.                               62
      8.1.    Conditions to Initial Advances              62
              (a)   Note                                  62
              (b)   Filings, Registrations and Recordings 62
              (c)   Corporate Proceedings of Borrower     62
              (d)   Proceedings of Guarantor              63
              (e)   Incumbency Certificates of Guarantor  63
              (f)   Incumbency Certificates of Borrower   63
              (g)   Certificates                          63
              (h)   Good Standing Certificates            63
              (i)   Legal Opinion                         64
              (j)   No Litigation                         64
              (k)   Financial Condition Certificates      64
              (l)   Collateral Examination                64
              (m)   Fees                                  64
              (n)   Pro Forma Financial Statements        64
              (o)   Recapitalization Documentation        64
              (p)   Insurance                             64
              (q)   Payment Instructions                  65
              (r)   Blocked Accounts                      65
              (s)   Consents                              65
              (t)   No Adverse Material Change            65
              (u)   Leasehold Agreements                  65
              (v)   Guaranty and Other Documents          65
              (w)   Subordinated Note Documentation       65
              (x)   Contract Review                       65
              (y)   Closing Certificate                   65

              (z)   Borrowing Base Certificate            66
              (aa)  Other                                 66
      8.2.    Conditions to Each Advance                  66
              (a)   Representations and Warranties        66
              (b)   No Material Change                    66
              (c)   No Default                            66
              (d)   Maximum Advances                      66
      8.3.    Conditions to Each Equipment Loan           67


IX.   INFORMATION AS TO BORROWER                          67
      9.1.    Disclosure of Material Matters              67
      9.2.    Schedules                                   67
      9.3.    Environmental Reports                       68
      9.4.    Litigation                                  68
      9.5.    Material Occurrences                        68
      9.6.    Government Receivables                      68
      9.7.    Annual Financial Statements                 69
      9.8.    Quarterly Financial Statements              69
      9.9.    Monthly Financial Statements                69
      9.10.   Other Reports                               70
      9.11.   Additional Information                      70
      9.12.   Projected Operating Budget                  70
      9.13.   Variances From Operating Budget             70
      9.14.   Notice of Suits, Adverse Events             70
      9.15.   ERISA Notices and Requests                  71
      9.16.   Additional Documents                        71


X.    EVENTS OF DEFAULT                                   72


XI.   LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT          74
      11.1.   Rights and Remedies                         74
      11.2.   Agent's Discretion                          75
      11.3.   Setoff                                      75
      11.4.   Rights and Remedies not Exclusive           76


XII.  WAIVERS AND JUDICIAL PROCEEDINGS                    76
      12.1.   Waiver of Notice                            76
      12.2.   Delay                                       76
      12.3.   Jury Waiver                                 76


XIII. EFFECTIVE DATE AND TERMINATION                      76
      13.1.   Term                                        76
      13.2.   Termination                                 77


XIV.  REGARDING AGENT                                     77
      14.1.   Appointment                                 77
      14.2.   Nature of Duties                            78
      14.3.   Lack of Reliance on Agent and Resignation   78

      14.4.   Certain Rights of Agent                     79
      14.5.   Reliance                                    79
      14.6.   Notice of Default                           79
      14.7.   Indemnification                             79
      14.8.   Agent in its Individual Capacity            79
      14.9.   Delivery of Documents                       80
      14.10.  Borrower's Undertaking to Agent             80


XVI.  MISCELLANEOUS                                       80
      15.1    Governing Law                               80
      15.2.   Entire Understanding                        81
      15.3.   Successors and Assigns; Participations;
              New Lenders                                 82
      15.4.   Application of Payments                     84
      15.5.   Indemnity                                   84
      15.6.   Notice                                      85
      15.7.   Survival                                    86
      15.8.   Severability                                86
      15.9.   Expenses                                    86
      15.10.  Injunctive Relief                           87
      15.11.  Consequential Damages                       87
      15.12.  Captions                                    87
      15.13.  Counterparts; Telecopied Signatures         87
      15.14.  Construction                                87
      15.15.  Confidentiality; Sharing Information        87
      15.16.  Publicity                                   88

                REVOLVING CREDIT, EQUIPMENT LOAN
                               AND
                       SECURITY AGREEMENT


     Revolving Credit, Equipment Loan and Security Agreement dated as of February 26, 1999 among MCMS, INC., a corporation organized under the laws of the State of Idaho ("Borrower"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").

                           BACKGROUND

     Borrower entered into a Credit Agreement on February 26, 1998 with various financial institutions named therein and Bankers Trust Company as an agent thereunder (as amended, modified, restated and supplemented as of the date hereof, the "Existing Credit Agreement"). This Agreement is being entered into for the purpose of, among other things, refinancing Borrower's indebtedness under the Existing Credit Agreement.

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I.   DEFINITIONS.

     1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in
Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended September 3, 1998.

     1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

          "Accountants" shall have the meaning set forth in
Section 9.7 hereof.

          "Advances" shall mean and include the Revolving
Advances and the Equipment Loans.

          "Advance Rates" shall have the meaning set forth in
Section 2.1(a) hereof.

          "Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

          "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

          "Authority" shall have the meaning set forth in Section
4.19(d).

          "Baan Project" shall mean the implementation by Borrower of a resource planning system.

          "Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

          "Blocked Accounts" shall have the meaning set forth in
Section 4.15(h).

          "Borrower" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

          "Borrower's Account" shall have the meaning set forth in Section 2.8.

          "Borrowing Base Certificate" shall mean a certificate duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit A hereto.

          "Business Day" shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

          "CEI" shall mean Cornerstone Equity Investors IV, L.P., a Delaware limited partnership.

          "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended, 42
U.S.C. 9601 et seq.

          "Change of Control" shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not an Original Owner, (b) any merger or consolidation of or with Borrower which results in a transfer of control of Borrower to a Person who is not an Original Owner or a sale of all or substantially all of the property or assets of Borrower or (c) the board of directors of Borrower shall cease to consist of a majority of Continuing Directors. For purposes of this definition, "control of Borrower" shall mean the power, direct or indirect to vote 50% or more of the securities having ordinary voting power for the election of directors of Borrower.

          "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or Borrower.

          "Closing Date" shall mean February 26, 1999 or such other date as may be agreed to by the parties hereto.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          "Collateral" shall mean and include:

               (a)  all Receivables;

               (b)  all Equipment;

               (c)  all General Intangibles;

               (d)  all Inventory;

               (e) all Subsidiary Stock (not to exceed 65% of the stock of any foreign Subsidiary);

               (f)  all Investment Property;

               (g) all of Borrower's right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase;
(iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement;
(v) all of Borrower's contract rights (to the extent such contract rights are assignable or a security interest may be granted in such contract rights; provided, however, that the foregoing limitation shall not affect the security interest of Agent in any proceeds of the underlying contract giving rise to such contract rights), rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts and money; (vi) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

               (h)  all of Borrower's ledger sheets, ledger
cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents, each to the extent relating to (a), (b), (c), (d),
(e), (f), or (g) of this Paragraph; and

               (i)  all proceeds and products of (a), (b), (c),
(d), (e), (f), (g) and (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

          "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(b) hereof.

          "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

          "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

          "Continuing Directors" shall mean (a) the directors of Borrower as of the Closing Date and each other director if such director's nomination for election to the board of directors of Borrower was approved by the affirmative vote of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election or (b) any director of Borrower who is a designee of CEI or was nominated by CEI or any designee of CEI on the Board of Directors.

          "Contract Rate" shall mean, as applicable, the Revolving Interest Rate or the Equipment Loan Rate.

          "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under
Section 414 of the Code.

          "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

          "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning set forth in
Section 3.1 hereof.

          "Defaulting Lender" shall have the meaning set forth in
Section 2.13 hereof.

          "Depository Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

          "Documents" shall have the meaning set forth in Section
8.1(c) hereof.

          "Dollar" and the sign "$" shall mean lawful money of the United States of America.

          "Domestic Rate Loan" shall mean any Advance that bears interest based upon the Alternate Base Rate.

          "Early Termination Date" shall have the meaning set forth in Section 13.1 hereof.

          "Earnings Before Interest and Taxes" shall mean for any period the sum of (i) net income (or loss) of Borrower on a consolidated basis for such period (excluding extraordinary, unusual or nonrecurring gains and charges and losses including any unrealized losses and gains for such period resulting from marking to market of hedging or swap agreements and foreign currency transaction gains or losses in respect of intercompany payments to or from a foreign Subsidiary of Borrower), plus (ii) all interest expense of Borrower on a consolidated basis for such period, plus (iii) all charges against income of Borrower on a consolidated basis for such period for federal, state and local taxes actually paid.

          "EBITDA" shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period plus (iv) other non-cash charges (including, without limitation, non-cash charges in connection with the granting of options, warrants or other equity interests and any write-off of deferred financing costs existing as of the Closing Date but excluding write-offs of Inventory to the extent such write-offs are deemed to be non-cash charges or Inventory reserves, plus (v) transaction costs incurred by Borrower in connection with acquisitions and investments entered into by Borrower after the Closing Date which are permitted under Section
7.4 hereof not to exceed the aggregate amount of $5,000,000 in any fiscal year. In addition EBITDA shall be calculated without giving effect to (x) non-cash purchase accounting adjustments required or permitted by Account Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges), in each case arising in connection with any acquisition entered into by Borrower after the Closing Date which is permitted by Section 7.4 hereof) and 17 (including non-cash charges relating to intangibles and good will arising in connection with any such permitted acquisition), and (y) any non-cash gains or losses recognized in determining consolidated net income (or net loss) for such period in respect of post-retirement benefits as a result of the application of FASB 106.

          "Eligible Inventory" shall mean and include Inventory valued at the lower of average cost or market value, determined on a first-in-first-out basis, which is not, in Agent's reasonable opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than Permitted Encumbrances) and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

          "Eligible Receivables" shall mean and include with respect to Borrower, each Receivable of Borrower arising in the ordinary course of Borrower's business and which Agent, in its reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

               (a) other than sales on an arms-length basis to MTI and MEI, it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

               (b) it is due or unpaid more than (i) sixty (60) days after the original due date or (ii) more than one hundred twenty (120) days after the original invoice date;

               (c)  fifty percent (50%) or more of the
Receivables from such Customer are not deemed Eligible
Receivables hereunder;

               (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

               (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect),
(v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

               (f) the sale is to a Customer not domiciled in the United States of America (other than sales to a foreign subsidiary of Cisco Systems, Inc. Fore Systems, Inc. and MTI), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion;

               (g) the sale to the Customer is on a bill-and-hold (other than sales as to which Borrower (i) retains possession of the goods but title has passed to the Customer,
(ii) at the request of Agent, provides acceptable evidence that title has so passed, and (iii) recognizes revenue in accordance with GAAP), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

               (h) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

               (i) the goods giving rise to such Receivable have not been shipped to the Customer (other than sales in which Borrower retains possession of the goods but title has passed to the Customer and Borrower recognizes revenue in accordance with
GAAP) or the services giving rise to such Receivable have not been performed by Borrower or the Receivable otherwise does not represent a final sale;

               (j) (i) the Customer is Cisco Systems, Inc. and Receivables from such Customer exceed 66% of all Eligible Receivables, solely to the extent such Receivables exceed such percentage of Eligible Receivables; (ii) the Customer is Fore Systems, Inc. and Receivables from such Customer exceed 50% of all Eligible Receivables, solely to the extent such Receivables exceed such percentage of Eligible Receivables and (iii) the Receivables of any other Customer exceed 25% of all Eligible Receivables, solely to the extent such Receivables exceed such percentage of Eligible Receivables.

               (k) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of Borrower or the Receivable is contingent in any respect or for any reason, in each case solely to the extent of any such offset, deduction, defense, dispute or counterclaim;

               (l) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

               (m) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed but only to the extent of the portion of the Receivable relating to the returned, rejected or repossessed merchandise or the dispute;

               (n)  such Receivable is not payable to Borrower;
or

               (o) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

          "Environmental Complaint" shall have the meaning set forth in Section 4.19(d) hereof.

          "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, and to the extent specifically relating to the type of business conducted by Borrower or the facilities of Borrower and having the effect of law, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Equipment" shall mean and include all of Borrower's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

          "Equipment Loan Rate" shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus one quarter of one percent (0.25%) with respect to Domestic Rate Loans or (b) the sum of the Eurodollar Rate plus two and one half (2.50%) percent with respect to Eurodollar Loans.

          "Equipment Loans" shall have the meaning set forth in
Section 2.4 hereof.

          "Equipment Note" shall mean, collectively, the promissory notes referred to in Section 2.4 hereof.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          "Eurodollar Rate Loan" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

          "Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telrate) (or appropriate successor or, if British Banker's Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

 Average of London interbank offered rates quoted by BBA as shown on Eurodollar Rate=Dow Jones Markets Service display page 3750 or appropriate successor
                         1.00 - Reserve Percentage

          "Event of Default" shall mean the occurrence of any of the events set forth in Article X hereof.

          "Exchange Debentures" shall mean the 12-1/2% of subordinated exchange debentures due 2010, as amended or supplemented from time to time to the extent permitted by this Agreement and which shall be issued pursuant to the Exchange Indenture.

          "Exchange Indenture" shall mean that certain Indenture dated as of February 26, 1998 between Borrower and Trustee relating to the Exchange Debentures as amended, modified, restated or supplemented from time to time to the extent not prohibited by Section 7.18 hereof.

          "Existing Credit Agreement" shall have the meaning set forth in the Background section hereof.

          "Extraordinary Receipts" shall mean the net proceeds received by Borrower in connection with (a) the sale of capital stock of Borrower, (b) a public offering of securities issued by Borrower or (c) a cash equity contribution to Borrower.

          "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by PNC from three Federal funds brokers of recognized standing selected by PNC.

          "Fee Letter" shall mean the fee letter dated February
26, 1999 between Borrower and PNC.

          "Fixed Charge Coverage Ratio" shall mean and include for Borrower on a consolidated basis, with respect to any fiscal period, the ratio of (a) the sum of (i) EBITDA for such period plus (ii) capitalized lease payments during such period, minus the sum of (x) non-financed capitalized expenditures made during such period plus (y) permitted cash dividends paid on the Preferred Stock during such period plus (z) cash taxes during such period paid during such period to (b) the sum of (i) all Senior Debt Payments made during such period plus (ii) all Subordinated Debt Payments made during such period. For purposes of this definition, (a) capital expenditures made in connection with the Baan Project not to exceed $12,000,000 to the extent that such capital expenditures are not made with the proceeds of an Equipment Loan or (b) capital expenditures made solely out of the proceeds of the disposition of assets (other than Equipment purchased with the proceeds of an Equipment Loan), insurance losses (other than losses received with respect to Equipment which was purchased with the proceeds of an Equipment Loan) or Extraordinary Receipts, shall not be included in the calculation of clause (a)(ii)(x) of the definition hereof. The foregoing shall not be deemed implied consent to any such sale otherwise prohibited by the terms and conditions hereof or a waiver of the requirement that any such asset sale or insurance proceeds be applied as a mandatory prepayment of the outstanding Obligations under Section 2.11 or 4.11 hereof.

          "Fixed Rate Notes" shall mean, collectively, the 9-3/4% senior subordinated term securities due 2008, as amended or supplemented from time to time to the extent permitted by this Agreement, in the aggregate original principal amount not to exceed $145,000,000 issued by Borrower pursuant to the Indenture.

          "Floating Rate Notes" shall mean, collectively, the floating interest rate subordinated term securities, as amended or supplemented from time to time to the extent permitted by this Agreement, in the aggregate original principal amount not to exceed $30,000,000 issued by Borrower pursuant to the Indenture.

          "Formula Amount" shall have the meaning set forth in
Section 2.1(a).

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "General Intangibles" shall mean and include all of Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

          "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          "Guarantor" shall mean MCMS Customer Services, Inc., an Idaho corporation, MCMS Holdings LLC, an Idaho limited liability company, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "Guarantors" means collectively, all such Persons.

          "Guaranty" shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

          "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d) hereof.

          "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or toxic substances as defined in CERCLA, the Hazardous Materials Transportation Act, TSCA as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law.

          "Hazardous Wastes" shall mean all waste materials subject to regulation under RCRA or any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste management and disposal.

          "Indebtedness" of a Person at a particular date shall mean all obligations for money borrowed of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities for money borrowed (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          "Indenture" shall mean that certain Indenture dated as of February 26, 1998 between Borrower and Trustee relating to the Subordinated Notes as amended, modified, restated or supplemented from time to time to the extent not prohibited by Section 7.18 hereof.

          "Ineligible Security" shall mean any security which may not be underwritten or dealt in by member banks of the Federal
Reserve System under Section 16 of the Banking Act of 1933 (12
U.S.C. Section 24, Seventh), as amended.

          "Interest Period" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

          "Inventory" shall mean and include all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

          "Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

          "Investment Property" shall mean and include all of Borrower's now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

          "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Loan Year" shall mean each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

          "Management Services Agreement" shall mean that certain Management Services Agreement dated February 26, 1998 between CEI and Borrower, as amended, modified, restated or supplemented from time to time to the extent not prohibited by Section 7.18 hereof.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets or business of Borrower, (b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent's Liens on the Collateral or the priority of any such Lien (subject to Liens which are Permitted Encumbrances under clauses (c), (g), (l), (m), (n), (o) or (r) of the definition thereof) or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents taken as a whole.

          "Maximum Equipment Loan Amount" shall mean $10,000,000 less repayments of the Equipment Loans.

          "Maximum Loan Amount" shall mean $60,000,000 less repayments of the Equipment Loans.

          "Maximum Revolving Advance Amount" shall mean
$50,000,000.

          "MEI" shall mean Micron Electronics, Inc., a Minnesota corporation.

          "MTI" shall mean Micron Technology, Inc., a Delaware corporation.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          "Negative Pledge Agreement" shall mean the negative pledge agreement on the Real Property located in Nampa, Idaho executed by Borrower in favor of Agent, together with all extensions, renewals, amendments, supplements, modifications and replacements thereto and thereof.

          "Note" shall mean collectively, the Equipment Note and the Revolving Credit Note.

          "Obligations" shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement and the Other Documents whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent's or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower's Indebtedness and/or liabilities under this Agreement or the Other Documents and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action. The obligations shall constitute "Designated Senior Debt" under and as defined in the Indenture and the Exchange Indenture.

          "Original Owners" shall mean, collectively, CEI and the shareholders listed on Schedule A hereto.

          "Other Documents" shall mean the Negative Pledge Agreement, the Pledge Agreement, the Note, the Questionnaire, the Guaranty, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

          "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

          "Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          "Payment Office" shall mean initially Two Tower Center
Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

          "Pension Benefit Plan" shall mean an employee pension benefit plan subject to Title IV of ERISA.

          "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other Charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (f) judgment Liens that have been stayed or bonded or otherwise would not result in an Event of Default and mechanics', workers', landlord's, materialmen's, warehousemen's, carriers' or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due or which are being contested in good faith by Borrower and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof (including under capitalized leases which are permitted under Section 7.6 hereof), provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) Liens disclosed on
Schedule 1.2; (i) zoning and municipal ordinances, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of business of Borrower or such other matters affecting Real Property as Agent may consent to in writing; (j) Liens arising from precautionary UCC financing statements regarding operating leases or consignments; (k) Liens securing hedge agreements entered into by Borrower to the extent such agreements are permitted by Section 7.8 hereof; (l) Liens on property or assets acquired pursuant to an acquisition or investment permitted under Section 7.4 hereof, provided that (x) such Liens are not incurred in connection with or in anticipation of such permitted acquisition or permitted investment, (y) do not attach to any other asset of the Borrower, and (z) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such permitted investment or permitted acquisition during any fiscal year shall not exceed the amount provided for in Section
7.4 hereof; (m) Liens consisting of rights of set-off of a customary nature or bankers' liens on amounts on deposit (other than the Blocked Account) arising by operation of law or contract, incurred in the ordinary course of business; (n) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business to the extent such Liens secure investments which are permitted under Section 7.4 hereof; (o) Liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement entered into by it in compliance with acquisitions or investments permitted by Section 7.4 hereof;
(p) any interest or title of a licensor under any license permitted by this Agreement provided that such interest shall not extend to the proceeds of such license and provided, further, that to the extent such license imposes restrictions that would prevent the disposition by Agent of Inventory which is the subject of such license or grants the licensor a Lien upon the Inventory which is subject to such license, such Inventory shall not be deemed "Eligible Inventory" hereunder; (q) the ownership interest and title of a lessor or sublessor under any operating lease which is permitted by this Agreement; and (r) Liens incurred by Borrower with respect to liabilities and obligations of Borrower to any Person (other than for Indebtedness for money borrowed) which do not exceed $500,000 in the aggregate at any time, provided that Borrower shall promptly notify Agent of the existence of such Liens and there is sufficient availability to establish reserves against borrowing availability under Section
2.1 hereof in an amount equal to the obligations secured by such Liens.

          "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA other than a Multiemployer Plan, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

          "Pledge Agreement" shall mean, collectively, the Pledge Agreement dated as of the Closing Date between Agent and Borrower and the Pledge and Security Agreement (Membership Interests) dated as of the Closing Date pursuant to which Borrower shall grant to Agent for its benefit and for the benefit of Lenders a security interest in the issued and outstanding capital stock or membership interests, as applicable, of its Subsidiaries listed therein, as same may be amended, modified, restated or supplemented from time to time.

          "Preferred Stock" shall mean, collectively, the 12-1/2%
senior exchangeable preferred stock of Borrower, of which 274,632 shares are issued and outstanding as of the Closing Date.

          "Pro Forma Balance Sheet" shall have the meaning set forth in Section 5.5(a) hereof.

          "Pro Forma Financial Statements" shall have the meaning set forth in Section 5.5(b) hereof.

          "Projections" shall have the meaning set forth in
Section 5.5(b) hereof.

          "Purchasing Lender" shall have the meaning set forth in
Section 15.3 hereof.

          "Questionnaire" shall mean the Documentation
Information Questionnaire and the responses thereto provided by Borrower and delivered to Agent.

          "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as same may be amended from time to time.

          "Real Property" shall mean all of Borrower's right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

          "Recapitalization Agreement" shall mean the Amended and Restated Recapitalization Agreement including all schedules and exhibits thereto dated as of February 1, 1998 by and among MEI, MEI California, Inc., CEI and Borrower as amended, modified, restated or supplemented from time to time to the extent not prohibited by Section 7.18 hereof.

          "Recapitalization Documentation" shall mean, collectively, the Recapitalization Agreement and all other agreements, instruments and documents executed in connection therewith but excluding the Subordinated Note Documentation, this Agreement and the Other Documents.

          "Receivables" shall mean and include all of Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

          "Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

          "Release" shall have the meaning set forth in Section
5.7(c)(i) hereof.

          "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

          "Required Lenders" shall mean Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least fifty-one percent (51%) of the Commitment Percentages.

          "Reserve Percentage" shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

          "Revolving Advances" shall mean Advances made other than Equipment Loans.

          "Revolving Credit Note" shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

          "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) the Alternate Base Rate with respect to Domestic Rate Loans or (b) the sum of the Eurodollar Rate plus two and one quarter percent (2.25%) with respect to Eurodollar Rate Loans.

          "Section 20 Subsidiary" shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

          "Senior Debt Payments" shall mean and include all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder, plus, (b) scheduled principal payments on the Equipment Loans, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances other than any such fees incurred as of the Closing Date in connection with the consummation of the Transactions not to exceed the aggregate amount of $1,000,000, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money other than with respect to the Subordinated Notes.

          "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding
Business Day.

          "Subordinated Debt Payments" shall mean and include all cash actually expended to make payments of principal and interest on the Subordinated Notes.

          "Subordinated Loan" shall mean the loan evidenced by the Subordinated Notes.

          "Subordinated Notes" shall mean, collectively, the Fixed Rate Notes and the Floating Rate Notes.

          "Subordinated Note Documentation" shall mean, collectively, the Subordinated Notes, the Exchange Debentures, the Indenture and the Exchange Indenture.

          "Subordination Agreement" shall mean the provisions of
Article 10 of each of the Indenture and the Exchange Indenture.

          "Subsidiary" of any Person shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          "Subsidiary Stock" shall mean all of the issued and outstanding shares of stock or membership interests owned by Borrower of its direct Subsidiaries listed on Schedule 5.2(b).

          "Term" shall have the meaning set forth in Section 13.1 hereof.

          "Termination Event" shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that results in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

          "Transactions" shall have the meaning set forth in
Section 5.5 hereof.

          "Transferee" shall have the meaning set forth in
Section 15.3(b) hereof.

          "Trustee" shall mean the United States Trust Company of
New York and shall include its successors and assigns.

          "Undrawn Availability" at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or
(ii) the Maximum Revolving Advance Amount, minus (b) the sum of
(i) the outstanding amount of Revolving Advances plus (ii) all amounts due and owing to Borrower's trade creditors which are outstanding more than sixty (60) days beyond the due date thereof plus (iii) fees and expenses for which Borrower is liable hereunder which are due and payable but which have not been paid or charged to Borrower's Account.

          "Week" shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

     1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


II.  ADVANCES, PAYMENTS.

     2.1. (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount or (y) an amount equal to the sum of:

               (i)  up to 85%, subject to the provisions of
          Section 2.1(b) hereof ("Receivables Advance Rate"), of
          Eligible Receivables, plus

               (ii) up to the lesser of (A) (i) 20%, subject to the provisions of Section 2.1(b) hereof ("Raw Material Inventory Advance Rate"), of the value of Eligible Inventory consisting of raw materials plus (ii) 60%, subject to the provisions of Section 2.1(b) hereof ("Combined Inventory Advance Rate"), of the value of Eligible Inventory consisting of work-in-process and finished goods (the Receivables Advance Rate, the Raw Material Inventory Advance Rate and the Combined Inventory Advance Rate shall be referred to collectively, as the "Advance Rates") or (B) the lesser of (i) $10,000,000 (the "Inventory Cap") or (ii) 50% of the amount derived from the sum of Sections 2.1(a)(y)(i) and (ii)(A) or (B)(i), in the aggregate at any one time, minus

               (iii)     such reserves as Agent may reasonably
          deem proper and necessary from time to time.

     The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1 (a)(y)(iii) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a).

          (b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the good faith exercise of its reasonable discretion.
Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or imposing or increasing reserves may limit or restrict Advances requested by Borrower.

     2.2. Procedure for Borrowing Advances.

          (a) Borrower may notify Agent prior to 1:30 P.M. New York Time on a Business Day of Borrower's request to incur, on that day, a Revolving Advance hereunder. Subject to the satisfaction of the conditions set forth in Section 8.3 hereof, in the event Borrower desires an Equipment Loan, it shall give Agent at least three (3) Business Days' prior written notice. Should any amount required to be paid as principal or interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such principal, interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable and such amounts shall be charged to Borrower's Account as Revolving Advances constituting Domestic Rate Loans.

          (b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days' prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $250,000 and an integral multiples of $50,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

          (c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

     Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

          (d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, subject to payment by Borrower of any amounts due to Agent or any Lender under Section 2.2(f) hereof, convert any such loan into a loan of another type in the same aggregate principal amount. If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days' prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day's prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.

          (e) At its option and upon three (3) Business Days' prior written notice, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such prepayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

          (f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses (other than losses of anticipated profits) or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan on any day other than the last day of an Interest Period or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given on any day other than the last day of an Interest Period, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error and shall be in reasonable detail and with calculations and explanations of claimed amounts and circumstances giving rise to such events.

          (g) Notwithstanding any other provision hereof, if after the date hereof, the adoption of any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of such Lender to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent if then required by law, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss (excluding any loss of anticipated profits) or expense sustained or incurred by such Lender in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error and shall be in reasonable detail and with calculations and explanations of claimed amounts and circumstances giving rise to such events. If Agent or any Lender claims that it is unlawful to make or maintain its Eurodollar Loans, then Agent or such Lender shall use reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if it will permit Agent or such Lender (as the case may be) to make or maintain such Eurodollar Rate Loans and would not, in the reasonable judgment of Agent or such Lender (as the case may be), be otherwise disadvantageous to Agent or such Lender (as the case may be).

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower's Account on Agent's books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under
Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4. Equipment Loans. (i) Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, shall, from time to time, make available Advances to Borrower (each, an "Equipment Loan" and collectively, the "Equipment Loans") to finance Borrower's purchase of Equipment for use in Borrower's business during the first three Loan Years. All such Equipment Loans shall be in such amounts as are requested by Borrower, but in no event shall any Equipment Loan exceed eighty-five percent (85%) of the net invoice cost (excluding taxes, shipping, delivery, handling, installation, overhead and other so called "soft" costs) of the Equipment then to be purchased by Borrower and the total amount of all Equipment Loans outstanding hereunder shall not exceed, in the aggregate, the sum of Ten Million Dollars ($10,000,000). Once repaid Equipment Loans may not be reborrowed.

               (ii) Advances constituting Equipment Loans shall be accumulated during each twelve month period (each a "Borrowing Period") during the first three Loan Years. The first Borrowing Period shall commence on the Closing Date and end on February 25, 2000 (the "Initial Borrowing Period"). Each subsequent Borrowing Period shall consist of twelve month periods commencing on February 26 of each year. At the end of each Borrowing Period, the sum of all Equipment Loans made during the Borrowing Period shall amortize on the basis of an eighty-four (84) month schedule (such amount as determined with respect to any Borrowing Period, the "Amortization Amount"). Monthly principal payments will be initially determined for the Equipment Loans made during the Initial Borrowing Period and the amount of such monthly principal payments shall be increased upon the completion of each such subsequent Borrowing Period by the Amortization Amount for each such subsequent Borrowing Period. The Equipment Loans shall be, with respect to principal, payable in equal monthly installments based upon the amortization schedule set forth above, commencing on March 1, 2000 and on the first day of each month thereafter with the balance payable upon the expiration of the Term, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement, and shall be evidenced by one or more secured promissory notes (collectively, the "Equipment Note"), executed by Borrower in substantially the form annexed hereto as Exhibit 2.4.

     2.5. Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of
(a) the Maximum Revolving Advance Amount or (b) the Formula Amount except with respect to overadvances which are knowingly made by Agent and permitted pursuant to Section 15(b) hereof.

     2.6. Repayment of Advances.

          (a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Equipment Loans shall be due and payable as provided in Section 2.4 hereof and in the Equipment Note.

          (b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrower's Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrower's Account for the amount of any item of payment which is unsatisfactory to Agent in its reasonable and good faith business judgment and Agent may charge Borrower's Account for the amount of any item of payment which is returned to Agent unpaid.

          (c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 2:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Advances as provided in Section 2.2 hereof.

          (d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, provided, however, that with respect to amounts due to Agent or any Lender under
Section 3.7 hereof, Agent or such Lender shall only be entitled to the payment of such amounts to the extent it complies with
Section 3.7(b) hereof.

     2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred except with respect to overadvances which are knowingly made by Agent and permitted pursuant to Section 15(b) hereof which shall be due and payable at the sole and absolute discretion of Agent.

     2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrower's Account") in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower's specific exceptions thereto within forty-five (45) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

     2.9. Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document after all applicable grace periods have expired including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower's Account as a Revolving Advance and added to the Obligations.

     2.10.     Manner of Borrowing and Payment.

          (a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. Each borrowing of Equipment Loans shall be advanced according to the applicable Commitment Percentages of Lenders.

          (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Equipment Note, shall be applied to that portion of the Equipment Loan evidenced by the Equipment Note pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim except as provided herein and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 2:00 P.M., New York time, in Dollars and in immediately available funds.

          (c) (i) Notwithstanding anything to the contrary contained in Sections 2.10(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 2:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

               (ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

               (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

          (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

     2.11. Mandatory Prepayments. Subject to Section 4.3 hereof, when Borrower sells or otherwise disposes of any Equipment which was financed by the proceeds of an Equipment Loan, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (x) first, to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof and (y) second, to the remaining Advances in such order as Agent may determine, subject to Borrower's ability to reborrow Revolving Advances in accordance with the terms hereof.

     2.12. Use of Proceeds. Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness owed under the Existing Credit Agreement, (ii) pay fees and expenses relating to this transaction, and (iii) to provide for its working capital needs and general corporate purposes, including, without limitation, to make capital expenditures permitted by
Section 7.6 hereof, to make investments and acquisitions permitted by Section 7.4 hereof, to make loans and advances to other Persons permitted by Section 7.5 hereof and to make payments on account of Subordinated Notes to the extent such payments are permitted by Section 7.18 hereof.

     2.13.     Defaulting Lender.

          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this
Section 2.13 while such Lender Default remains in effect.

          (b) Advances shall be incurred pro rata from Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding. Upon the occurrence and during the continuance of a Lender Default, a Defaulting Lender shall not be entitled to receive its pro rata portion of any fees due hereunder, provided, however, that the foregoing limitation shall not affect the right of any Non-Defaulting Lender to receive its pro rata portion of any fees due hereunder.

          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

          (d) Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section
2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

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
          (f) In the event a Defaulting Lender fails to retroactively cure, to the satisfaction of Agent and Borrower, the breach which caused a Lender to become a Defaulting Lender within five (5) days of the occurrence of such default (the "Cure Period"), then Agent may, but shall not be obligated to, require such Defaulting Lender to assign its interest in the Advances to PNC or to another financial institution designated by Agent which is consented to by Borrower (in accordance with, and to the extent required by, Section 15.3(c) hereof) (the "Designated Lender") for a purchase price equal to the outstanding principal amount of all Advances made by such Defaulting Lender plus accrued and unpaid interest and fees (other than any unused facility fees due during the continuance of such Lender Default) due to such Defaulting Lender, which interest and fees shall be paid to the Defaulting Lender when collected from Borrower. In the event Agent so elects to require any Defaulting Lender to assign its interest to PNC or to the Designated Lender, as applicable, PNC will notify such Defaulting Lender at any time after the expiration of the Cure Period, and such Defaulting Lender shall assign its interest to PNC or the Designated Lender, as applicable, no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Defaulting Lender, PNC or the Designated Lender, as applicable, and Agent. Upon (i) the execution of the Commitment Transfer Supplement, (ii) payment of the purchase price set forth above, (iii) recordation of the assignment in the Register by Agent pursuant to Section 15.3(d), and (iv) if so requested by PNC or the Designated Lender (as applicable), receipt by such Person of replacement Notes, PNC or the Designated Lender (as applicable) shall increase its Commitment Percentage hereunder or shall become a Lender hereunder, respectively, and the Defaulting Lender shall cease to be a Lender hereunder except with respect to indemnification provisions set forth herein.

          (g)  In addition to the provisions set forth in clause
(f) above, so long as no Default or Event of Default shall have occurred and be continuing, in the event that (i) any Lender becomes a Defaulting Lender and Agent does not elect to require such Defaulting Lender to assign its interest to PNC or to a Designated Lender, (ii) upon the occurrence of an event giving rise to the operation of Section 3.7 which results in any Lender charging Borrower increased costs in excess of those generally charged by the other Lenders or Section 3.8 which results in Eurodollar Rate Loans being unavailable to Borrower or (iii) Agent requests the consent of a Lender pursuant to Section 15.2 and such Lender refuses to give its consent and the Required Lenders have consented to such request, then Borrower shall have the right to replace such Lender ("Replaced Lender") with a financial institution ("New Lender") selected by Borrower and consented and agreed to by Agent (which consent shall not be unreasonably withheld). The New Lender shall acquire the Replaced Lender's interest in the Loans at a purchase price equal to outstanding principal amount of all Advances made by such Replaced Lender plus accrued and unpaid interest and fees due hereunder including such Replaced Lender's pro rata portion of the early termination fee set forth in Section 13.1 hereof and any unused facility fees so long as such Replaced Lender was not a Defaulting Lender at the time of such replacement. In the event that Borrower elects to replace a Lender hereunder, Borrower will notify Agent and such Replaced Lender within five
(5) days of the occurrence of any event specified in clause (i),
(ii) or (iii) above, and such Replaced Lender will assign its interest to the New Lender within five (5) days following receipt of such notice from Borrower pursuant to a Commitment Transfer Supplement executed by such Replaced Lender, the New Lender and Agent. Upon (i) the execution of the Commitment Transfer Supplement, (ii) payment of the purchase price set forth above,
(iii) recordation of the assignment in the Register by Agent pursuant to Section 15.3(d), and (iv) if so requested by the New Lender, receipt by such New Lender of replacement Notes, such New Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder except with respect to indemnification provisions set forth herein.

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III. INTEREST AND FEES.

     3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Equipment Loans, the applicable Equipment Loan Rate (as applicable, the "Contract Rate"). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the "Default Rate").

     3.2. Fee Letter. Borrower shall pay the fees set forth in the Fee Letter in accordance with the provisions thereof.

     3.3. Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances and Equipment Loans for each day of such month does not equal the Maximum Loan Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three-eighths of one percent (.375%) per annum on the amount by which the Maximum Loan Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the last day of each fiscal quarter.

     3.4. Intentionally Omitted.

     3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day or, solely with respect to Eurodollar Rate Loans, the due date thereof shall be on the immediately preceding Business Day if the end of the Interest Period relating thereto falls in the next succeeding calendar month and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.

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

     3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

     3.7. Increased Costs.  (a)  Subject to the provisions of
Section 3.7(b), in the event that after the date hereof the adoption of any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

               (i) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for tax on or measured by the overall net income or profits of Agent or any Lender by the jurisdiction in which it is organized or incorporated, maintains its principal office or its applicable lending office subject to Section 3.7(c) below);

               (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, Eurodollar Rate Loans by the applicable lending office of Agent or any Lender (including, without limitation pursuant to Regulation D of the Board of Governors of the Federal Reserve System); or

               (iii)     impose on Agent or any Lender or the
London interbank Eurodollar market any other condition relating to Eurodollar Rate Loans in general;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, after its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error and shall be in reasonable detail and with calculations and explanations of claimed amounts and circumstances giving rise to such events.

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
          (b)  A Lender shall be entitled to payment under
Section 3.7(a)(i) only if it has complied with this Section 3.7(b). Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to Borrower and Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, establishing that payments of interest hereunder are either not subject to or totally exempt from United States Federal withholding tax and (ii) a duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to Borrower and Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete (provided that a request has been made by Borrower) or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower or Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises each of Borrower and Agent. Each Lender shall promptly notify Borrower at any time if it determines that it is no longer in a position to provide any previously delivered certificates to Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Each such Lender shall certify (i) in the case of Form 1001, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, (ii) in the case of a Form 4224, that the interest paid hereunder is effectively connected with the conduct of such Lender's trade or business in the United States, and (iii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Borrower's obligation under paragraph (a) of this Section
3.7 shall be in effect with respect to a Lender only during the period(s) in which such Lender establishes that it is exempt from withholding of all United States federal income taxes with respect to such payments in accordance with the foregoing procedures or such other procedures as may be promulgated by the United States Treasury Department or Internal Revenue Service. Each Lender shall, to the extent it is legally required to do so, deliver to Borrower or Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's complete or partial exemption from withholding on all payments under this Agreement or the Notes.

          (c) If Agent or any Lender claims any additional amounts payable pursuant to this Section 3.7, then Agent or such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of Agent or such Lender (as the case may be), be otherwise disadvantageous to Agent or such Lender (as the case may be).

     3.8. Basis For Determining Interest Rate Inadequate or
Unfair.  In the event that Agent shall have determined that:

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
          (a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan;

then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and
(iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

     3.9. Capital Adequacy.

          (a) In the event that Agent or any Lender shall have determined that after the date hereof the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall promptly pay after demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

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
          (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error and shall be in reasonable detail and with calculations and explanations of claimed amounts and circumstances giving rise to such events.

     3.10. Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in this Agreement, unless a Lender gives notice to Borrower that it is obligated to pay to such Lender any amounts due under Sections 2.2(f), 3.7, 3.8 or 3.9 within 90 days after the date Lender incurs the respective increased costs, taxes, loss, expense or liability, reduction in amounts received or to be received or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by Borrower pursuant to such Section to the extent the costs, taxes, loss, expense or liability, reduction in amounts received or to be received or reduction in return on capital are incurred or suffered on or after the date which occurs 90 days prior to such Lender giving notice to Borrower that it is obligated to pay the respective amounts pursuant to such Section. Each Lender, in determining additional amounts owing under Sections 2.2(f), 3.7, 3.8 or 3.9, will act reasonably and in good faith and to the extent the increased costs or reductions in amounts received or reduction in return on capital relate to such Lender's loans or commitments in general and not specifically attributable to the Advances or commitments hereunder, will use reasonable averaging and attribution methods which cover all advances similar to the Advances made, issued or participated in by such Lender whether or not the documentation for such other advances permit such Lender to receive amounts of the type described in such Sections.


IV.  COLLATERAL:  GENERAL TERMS

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest.

     4.2. Perfection of Security Interest. Borrower shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority (subject to clauses (c), (g), (l), (m), (n), (o), or (r) of the definition of Permitted Encumbrances) of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to,
(i) immediately discharging all Liens other than Permitted

Encumbrances, (ii) using commercially reasonable efforts to obtain landlords' or mortgagees' lien waivers, provided, however, that in the event Borrower fails to obtain such waivers in form and substance satisfactory to Agent, Agent shall have the right to establish reserves against borrowing availability under
Section 2.1 hereof, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral (other than checks and other instruments for deposit unless required to do so under Section 4.15(d) hereof), (iv) entering into warehousing and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements signed by Agent instead of Borrower in accordance with
Section 9-402(2) of the Uniform Commercial Code as adopted in the State of New York. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

     4.3. Disposition of Collateral. Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except
(a) the sale of Inventory in the ordinary course of business, (b) the disposition or transfer of Equipment which was purchased with the proceeds of an Equipment Loan in the ordinary course of business only to the extent that (i) the proceeds of such sale are remitted to Agent to be applied pursuant to Section 2.11 and
(ii) the aggregate amount of such net proceeds received by Borrower in connection with such sale equals or exceeds the outstanding balance of the Equipment Loan used to purchase such Equipment, (c) the disposition or transfer of Equipment other than Equipment which was purchased with the proceeds of an Equipment Loan in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $5,000,000 and only to the extent that the proceeds of any such disposition are used to acquire assets (and such acquisition occurs within 180 days of such disposition or transfer) which are subject to Agent's security interest which shall have first priority to the extent Agent had a first priority security interest in the assets which were disposed of, or transferred,
(d) the grant of licenses with respect to the General Intangibles in the ordinary course of Borrower's business provided that Agent shall have a first priority security interest in the proceeds of such licenses; (e) the sale of obsolete or worn out Collateral other than Equipment which was purchased by the proceeds of an Equipment Loan; (f) lease as lessor or lessee or the grant or receipt of licenses as licensor or licensee of real or personal property (including intellectual property) in the ordinary course of business so long as Agent retains a security interest in the proceeds of any such lease or license and provided, that, to the extent such licensor imposes restrictions that would prevent the disposition by Agent of Inventory which is the subject of such license, such Inventory shall not be deemed "Eligible Inventory" hereunder until written consent is received from such licensor in form and substance satisfactory to Agent; (g) the sale or other transfer to any Subsidiary of Equipment which was not purchased by the proceeds of an Equipment Loan in the ordinary course of

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
business during any fiscal year having an aggregate fair market value of not more than $5,000,000 net of the fair market value of all assets sold or transferred by such Subsidiary to Borrower;
(h) transactions which are permitted under Sections 7.1 and 7.4 hereof; (i) the sale of non-core assets acquired in connection with acquisitions and investments permitted under Section 7.4 hereof; (j) sale or discount of Receivables in connection with the collection or compromise thereof, provided that such Receivables shall not constitute "Eligible Receivables" hereunder and Agent shall have a first priority security interest in the proceeds of such Receivables; and (k) sales, transfers or other dispositions of Equipment, Inventory and other property to a Subsidiary of Borrower which property was purchased by Borrower in its capacity as purchasing agent for such Subsidiary, and provided, that (i) the purchase price for such property paid by such Subsidiary is not less than the purchase price Borrower paid for such property, (ii) Borrower segregates such property from the Collateral and (iii) such property shall not be deemed "Eligible Receivables" or "Eligible Inventory" hereunder. To the extent Lenders waive the provisions of this Section with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section, such Collateral in each case shall be sold, or otherwise disposed of, free and clear of the Liens created by this Agreement and the Other Documents and Agent shall take such actions as are reasonably appropriate in connection therewith; provided, however, that the Liens created by this Agreement or the Other Documents shall attach to the proceeds arising from such sale or disposition.

     4.4. Preservation of Collateral. During the continuance of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower's owned or leased property. Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower's Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

     4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject to Liens which are Permitted Encumbrances under clauses (c), (g), (l), (m), (n), (o) or (r) of the definition thereof) in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (c) Borrower's Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except

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with respect to (i) the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3 hereof, (ii) Equipment which is located at any location other than as set forth on Schedule 4.5 for repairs, refurbishment or processing, provided, however, in the event that Borrower anticipates that such Equipment is kept at such location for a period of ninety (90) days or more, Borrower shall execute all UCC-1 financing statements necessary in order for Agent to maintain a first priority perfected security interest therein and provided that such Inventory shall not be deemed "Eligible Inventory" unless Agent receives a waiver letter from such processor pursuant to which such processor waives all Liens it may have in such Inventory or Equipment, (iii) motor vehicles owned by Borrower, and (iv) Inventory sold on consignment or held by a third party for display or demonstration not to exceed the fair market value of $500,000 in the aggregate in any fiscal year provided that Borrower shall indicate on the applicable Borrowing Base Certificate the aggregate amount of such Inventory as of the date such Borrowing Base Certificate was prepared and such Inventory shall not be deemed "Eligible Inventory" hereunder.

     4.6. Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations (other than indemnity obligations with respect to which no claim has been made) and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent's prior written consent, pledge, sell (except Inventory in the ordinary course of business and other Collateral to the extent permitted in Section 4.3 hereof), assign, transfer ownership, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time during the continuance of an Event of Default and demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. During the continuance of an Event of Default, Borrower shall, at Agent's request, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into Borrower's possession, they, and each of them, shall be held by Borrower in trust as Agent's trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

     4.7. Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

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

     4.8. Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower's financial statements and trial balances and to disclose to Agent and each Lender any information such accountants may have concerning Borrower's financial status and business operations. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or such authorities.

     4.9. Compliance with Laws. Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on or security interest in the Collateral. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

     4.10. Inspection of Premises. At all reasonable times during regular business hours (and after the occurrence of an Event of Default at any time) Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business, provided, however, that Agent shall use its best efforts to ensure that the other Lenders make their visits at the same time as Agent visits Borrower's premises. Agent, any Lender and their agents may enter upon any of Borrower's premises at any time during business hours and at any other reasonable time, and from time to time (and after the occurrence of a Default or Event of Default at any time), for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business.

     4.11. Insurance. (a) Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower's own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (i) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance;
(ii) maintain insurance in such amounts as is customary in the case of companies engaged in businesses similar to Borrower

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
insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Agent with (1) copies of all policies within thirty (30) days of the Closing Date and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (2) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. During an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (i) and (iii) above. Subject to clause (b) below, all loss recoveries received by Agent upon any such insurance shall be applied to the Obligations (x) if the insurance proceeds are received with respect to Equipment which was financed through the proceeds of an Equipment Loan, first to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof and second, to the outstanding Revolving Advances in such order as Agent may determine, subject to Borrower's ability to reborrow Revolving Advances in accordance with the terms hereof and (ii) if the insurance proceeds received are with respect to any other Collateral to the outstanding Revolving Advances, subject to Borrower's ability to reborrow Revolving Advances in accordance with the terms hereof. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law.

          (b)  Anything hereinabove to the contrary
notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrower insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrower which insure Borrower's insurable properties (other than insurance proceeds received with respect to Equipment which was financed by an Equipment Loan) to the extent such insurance proceeds do not exceed $10,000,000 in the aggregate during such calendar year or $5,000,000 per occurrence. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, (y) Borrower shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose and (z) at the time of receipt by Agent of such insurance proceeds, Borrower has Undrawn Availability of at least $5,000,000 during the ninety
(90) days following the Closing Date and $10,000,000 thereafter.

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
     4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower's Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

     4.13. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes unless Borrower shall be contesting or disputing such taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceedings and, provided, further, that (i) (a) any related tax Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has a Lien, (b) a stay of enforcement of any such tax Lien is in effect and (c) sufficient reserves are established by Borrower to the reasonable satisfaction of Agent or (ii) any related Tax lien shall fall within the basket permitted by clause (r) of the definition of Permitted Encumbrances. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay (other than (x) income taxes or (y) withholding taxes incurred by a Lender which is not incorporated under the laws of the United States of America or a state thereof) or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's or any Lender's opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower's Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain its security interest in any and all Collateral held by Agent.

     4.14. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due after giving effect to all applicable grace periods, its rental obligations under all leases under which it is a tenant, unless Borrower shall be contesting or disputing the payment of such rental obligations in good faith by expeditious protest and has established sufficient reserves to the reasonable satisfaction of Agent and any related Lien which may arise falls within the basket permitted by clause (r) of the definition of Permitted Encumbrances, and shall otherwise comply, in all material respects, with all other terms of such leases and, at Agent's request, will provide evidence of having done so.

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
     4.15.     Receivables.

          (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower's standard terms of sale or other applicable agreements without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

          (b) Solvency of Customers. Each Customer, to the best of Borrower's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

          (c) Locations of Borrower. Borrower's chief executive office is located at 16399 Franklin Road, Nampa, Idaho 83687. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

          (d) Collection of Receivables. Until Borrower's authority to do so is terminated by Agent (which notice Agent may give at any time during the continuance of an Event of Default), Borrower will, at Borrower's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Borrower shall deposit in the Blocked Account, or upon the continuance of an Event of Default upon Agent's request deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

          (e) Notification of Assignment of Receivables. At any time during the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's Account and added to the Obligations.

          (f) Power of Agent to Act on Borrower's Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent's designee as Borrower's attorney with power (i) to endorse Borrower's name upon any

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
notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer, provided, however that absent the occurrence and continuation of a Default or Event of Default, Agent shall send no more than one such verification in any calendar quarter; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things Agent deems are necessary in its reasonable business judgment to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall not exercise its power with respect to clauses (i), (ii), (v), (vi), (vii), (viii), (ix), (x) or (xi) unless an Event of Default shall have occurred and be continuing. Agent shall have the right at any time during the continuation of an Event of Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

          (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof (other than amounts actually received by Agent), or for any damage resulting therefrom (other than damages from the gross (not mere) negligence or willful misconduct of Agent or such Lender). Following the occurrence and during the continuation of an Event of Default Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept on behalf of Borrower following the occurrence and during the continuation of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

          (h) Establishment of a Dominion Account. All proceeds of Collateral shall be deposited by Borrower into a dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to any such bank, an irrevocable letter of

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
instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited except with respect to fees or returned or unpaid items and then only to the extent that such bank charges such amounts to an operating account of Borrower maintained at such bank prior to offsetting the Blocked Account. Neither Agent nor any Lender assumes any responsibility for such Blocked Accounts arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

          (i) Adjustments. Borrower will not, without Agent's consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any material additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

     4.16. Inventory. To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.17. Maintenance of Equipment. All necessary and useful Equipment and all Equipment which was financed through the proceeds of an Equipment Loan shall be maintained in good operating condition and repair (reasonable wear and tear excepted and casualty damage excepted to the extent such damages are covered by insurance) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved. Borrower shall use and operate the Equipment in compliance with all laws, statutes, ordinances, codes, rules or regulations where the failure to comply could reasonably be expected to have a Material Adverse Effect. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

     4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof so long as Agent has acted in a commercially reasonable manner. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

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     4.19.     Environmental Matters.  (a)  Borrower shall ensure
that the Real Property remains in compliance with all Environmental Laws and it shall not place or permit to be placed any Hazardous Substances on any Real Property unless the placement of such Hazardous Materials is not prohibited by any Environmental Law where any failure to comply with the foregoing could reasonably be expected to result in a Material Adverse Effect.

          (b) Borrower shall establish and maintain a system to reasonably assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

          (c) Borrower shall (i) employ in connection with the use of the Real Property such appropriate technology which in good faith judgment of Borrower is necessary to maintain compliance with any applicable Environmental Laws, (ii) dispose of any and all Hazardous Waste generated at the Real Property in quantities beyond those that would impose upon Borrower an immaterial liability only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Law (to the extent such Hazardous Waste is not treated by Borrower itself in accordance with applicable law) and
(iii) use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property, unless the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

          (d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification as to whether it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any state or local agency responsible in whole or in part for environmental matters in the jurisdiction in which the Real Property is located or the United States Environmental Protection Agency (any such agency hereinafter the "Authority") and the adverse consequences associated with any such Hazardous Discharge or Environmental Complaint could reasonably be expected to result in a Material Adverse Effect, then Borrower shall, within ten
(10) Business Days, give written notice of same to Agent reasonably setting forth facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property, if any, and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

          (e) With respect to any Environmental Complaint covered by clause (d) above which could reasonably be expected to result in a Material Adverse Effect, Borrower shall promptly forward to Agent copies of any notification of potential liability or demand letter from the Authority relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of material correspondence between Borrower and the Authority regarding such Environmental Complaint to Agent until the Environmental Complaint is settled. Borrower shall promptly forward to Agent copies of all material documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file with an Authority under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Real Property, if any, and the Collateral.

          (f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint where the failure to comply with the Environmental Laws relating to such Hazardous Discharge or Environmental Complaint could reasonably be expected to result in a Material Adverse Effect, and in connection with such response, take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien (other than Permitted Encumbrances).
If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws (where such failure could reasonably be expected to result in a Material Adverse Effect), then Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to appropriately remediate any such Hazardous Discharge or the violations or non-compliance specified in such Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

          (g) Promptly upon the written request of Agent from time to time (which request shall only be given by Agent (after the occurrence and during the continuation of an Event of Default and any non-compliance with any Environmental Law which could reasonably be expected to result in a Material Adverse Effect), Borrower shall provide Agent, at Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the subject matter of the alleged breach and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property relating to such breach. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such environmental site assessment or audit report indicates, individually or in the aggregate, that the cost of remediation would exceed $2,500,000, then Agent shall establish a reserve against borrowing availability under Section 2.1(a) hereof for the amount of such costs, and if Undrawn Availability is less than $2,500,000 at such time, then Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

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          (h)  Borrower shall defend and indemnify Agent and
Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender or the gross (not mere) negligence or willful misconduct of Agent or such Lender. Borrower's obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

          (i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower's right, title and interest in and to its owned and leased premises.

     4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office other than under clauses (g), (j), (l) or (n) of the definition of Permitted Encumbrances.


V.   REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

     5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder.
This Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's by-laws, certificate of incorporation or other applicable documents relating to Borrower's formation or to the conduct of Borrower's business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower is a party or by which it or its property may be bound.

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     5.2. Formation and Qualification. (a) Borrower is duly
incorporated and in good standing under the laws of the state of Idaho and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has delivered to Agent true and complete copies of its certificate of incorpora tion and by-laws and will promptly notify Agent of any amendment or changes thereto.

          (b)  The only Subsidiaries of Borrower are listed on
Schedule 5.2(b).

     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto but shall not survive the termination of this Agreement.

     5.4. Tax Returns. Borrower's federal tax identification number is 82-0480109. Borrower has filed all federal, state and local tax returns and other material reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable except to the extent that Borrower shall be contesting or disputing such taxes, assessments, fees and other governmental charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceedings and, provided, further, that (i) (a) any related tax Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has a Lien, (b) a stay of enforcement of any such tax Lien is in effect and (c) sufficient reserves are established by Borrower to the reasonable satisfaction of agent or (ii) any related Tax lien falls within the basket permitted by clause (r) of the definition of Permitted Encumbrances. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending August 31, 1993. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

     5.5. Financial Statements.

          (a) The pro forma balance sheet of Borrower (the "Pro Forma Balance Sheet") furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (the "Transactions") and is, in Borrower's good faith judgment, accurate, complete and correct and fairly reflects in all material respects the financial condition of Borrower as of the Closing Date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Financial Officer of Borrower.

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          (b)  The twelve-month cash flow projections of Borrower
and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the "Projections") were prepared by the Chief Financial Officer of Borrower, are based in Borrower's good faith judgment on underlying assumptions which provide a reasonable basis for the projections contained therein which are based on circumstances existing at the time made. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the "Pro Forma Financial Statements".

          (c) The consolidated and consolidating balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of September 3, 1998, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly in all material respects the financial position of Borrower and its Subsidiaries at such date and the results of their operations for such period. Except as set forth on Schedule 5.5(c), since December 3, 1998 there has been no change in the condition, financial or otherwise, of Borrower and its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower and its Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     5.6. Corporate Name. Except as set forth on Schedule 5.6, Borrower has not been known by any other corporate name in the past five years and does not sell Inventory under any other name, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

     5.7. O.S.H.A. and Environmental Compliance.

          (a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws except as set forth on Schedule 5.7 hereto or where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to result in a Material Adverse Effect.

          (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws except where failure to have such licenses, certificates or permits could not reasonably be expected to result in a Material Adverse Effect.

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          (c)  Except as set forth on Schedule 5.7(c) or where
the presence of any Hazardous Substances could not reasonably be expected to result in a Material Adverse Effect, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) to the best of Borrower's knowledge following diligent inquiry, neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

     5.8. Solvency; No Litigation, Violation, Indebtedness or
Default.

          (a) After giving effect to the Transactions, Borrower will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and
(ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

          (b) Except as disclosed in Schedule 5.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which are reasonably likely to have a Material Adverse Effect on Borrower, and (ii) indebtedness for borrowed money other than the Obligations or as permitted by Section 7.8 hereof.

          (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

          (d) Borrower does not maintain or contribute to any Multiemployer Plan or any Pension Benefit Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in
Schedule 5.8(d) or as could not reasonably be expected to result in a Material Adverse Effect, (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code (or a request for determination has been made within the applicable remedial period) and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) Borrower has not incurred any liability to the PBGC which could reasonably be expected to result in a Material Adverse Effect other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan that is subject to Title IV of ERISA has been terminated by the

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plan administrator thereof nor by the PBGC, and there is no occurrence which would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Plan, (v) the current value of the assets of each Plan that is subject to Title IV of ERISA equals or exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor to the best of Borrower's knowledge, any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor to the best of Borrower's knowledge, any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor to the best of Borrower's knowledge, any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and to the best of Borrower's knowledge no fact exists which would give rise to any such liability, (viii) neither Borrower nor to the best of Borrower's knowledge, any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which could reasonably be expected to constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower has made all contributions due and payable with respect to each Plan which is subject to Title IV of ERISA, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR 2615.3 has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan which would impose liability upon Borrower under the Multiemployer Pension Plan Amendments Act of 1980.

     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights and assumed names which are registered with any state or federal agency and which are owned or utilized by Borrower and all licenses (except for licenses of commercially available software) and tradenames owned or held by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities, if applicable, except to the extent that the failure of any such intellectual property rights, either singly or in the aggregate, to be valid or registered could not reasonably be expected to result in a Material Adverse Effect and together with all trade secrets owned or utilized by Borrower constitute all of the intellectual property rights which are necessary for the operation of its business except to the extent the failure to so possess any such intellectual property rights could not reasonably be expected to result in a Material Adverse Effect; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof unless failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. Except as set forth on Schedule 5.9 hereto, with respect to all software used by Borrower where the failure to possess any source and object codes or hold any license agreement from the software owner to use such software could reasonably be expected to result in a Material Adverse Effect, Borrower is in possession of all such source and object codes related to each piece of such software or is the beneficiary of a source code escrow agreement or holds a license agreement from the software owner to use such software, including all source and object codes related thereto.

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
     5.10.     Licenses and Permits.  Except as set forth in
Schedule 5.10, Borrower is in compliance with and has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or procure such licenses or permits could reasonably be expected to have a Material Adverse Effect on Borrower.

     5.11. Default of Indebtedness. As of the Closing Date, Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

     5.12. No Default. Borrower is not in default in the performance of any of its contractual obligations which could reasonably be expected to result in a Material Adverse Effect and no Default has occurred.

     5.13. No Burdensome Restrictions. Borrower is not party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

     5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term, in each case other than as set forth on Schedule 5.14 hereto or as could not reasonably be expected to result in a Material Adverse Effect.

     5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

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<PAGE.
     5.16.     Investment Company Act.  Borrower is not an
"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document (other than projections, pro forma statements, budgets or estimates) furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect on Borrower.

     5.18. Delivery of Recapitalization Documentation. Agent has received complete copies of the Recapitalization Documentation and the Subordinated Note Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

     5.19. Swaps. Except as set forth on Schedule 5.19 or as otherwise permitted pursuant to Article VII hereof, Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

     5.20. Conflicting Agreements. No provision of any mortgage, indenture, material contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

     5.21. Application of Certain Laws and Regulations. Neither Borrower nor any Affiliate of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.22. Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any business other than providing electronics manufacturing services to original electronics manufacturers in the networking, telecommunications, computer systems and other segments of the electronics industry and activities necessary to conduct the foregoing and other businesses and activities reasonably related or ancillary thereto. On the Closing Date, Borrower will own or have the right to use all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower except to the extent that the failure to so possess or own or have the right to use such property could not reasonably be expected to result in a Material Adverse Effect.

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     5.23.     Year 2000.  Borrower and its Subsidiaries have
reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by Borrower or its Subsidiaries (or any of their respective suppliers, customers or vendors which are material to the operation of Borrower's business as determined by Borrower in its good faith business judgment) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). To the best of Borrower's knowledge, the Year 2000 Problem will not have a Material Adverse Effect on Borrower.

     5.24. Section 20 Subsidiaries. Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible
Securities being underwritten by a Section 20 Subsidiary.

     Borrower shall be permitted to amend the schedules to this Agreement at any time that the information contained in any such schedule is no longer true and correct at such time, provided, however, that any such amended schedules shall not cure or waive any Default or Event of Default which may be reflected on such amended schedules nor will Agent's consent to any action or disclosure reflected on such amended schedules be deemed to be implied solely as a result of Agent's acceptance of such amended schedules.


VI.  AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations
(other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

     6.1. Payment of Fees. Pay to Agent on demand all usual and customary reasonable out-of-pocket expenses (including without limitation, all wire transfer charges) which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower's Account for all such out-of-pocket expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct and operate its business according to good business practices and maintain all of its properties which are necessary in its business in good working order and condition (reasonable wear and tear excepted and casualty damage excepted to the extent covered by insurance and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right necessary in the conduct or operation of Borrower's business or other right included in the Collateral;
(b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower.

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
     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower.

     6.4. Government Receivables. To the extent reasonably requested by Agent, take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and, to the extent requested by Agent, deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

     6.5. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio at the end of each fiscal quarter with respect to the four fiscal quarters then ended commencing with the fiscal quarter ending closest to May 31, 1999 of not less than 1.0 to 1.0, provided, however, that the foregoing covenant shall not be tested for any fiscal quarter during the Term so long as Borrower maintains at all times during such fiscal quarter Undrawn Availability of more than $5,000,000 for any such fiscal quarter during the ninety (90) days following the Closing Date and $10,000,000 for any such fiscal quarter thereafter. Notwithstanding the foregoing, if at any time during any month in the Term, Undrawn Availability does not exceed $5,000,000 for any such month during the ninety (90) days following the Closing Date and $10,000,000 for any such month thereafter, Agent shall test the Fixed Charge Coverage Ratio set forth above as of the end of the immediately preceding month with respect to the twelve (12) months then ended.

     6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, promptly after demand, such supplemental agreements, statements, collateral assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

     6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary.

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     6.8. Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.9. Appraisals. From time to time, upon the request of Agent (which request shall not be made by Agent more than one time in any calendar quarter unless a Default or Event of Default has occurred and is continuing), obtain and deliver to Agent, at Borrower's expense, appraisal reports in form and substance and from appraisers satisfactory to Agent, stating the net recovery value of the Inventory.

     6.10. Mortgage. Borrower shall, at Agent's request (which request shall only be made during the continuation of an Event of Default), execute a mortgage on the Real Property located in Nampa, Idaho, in form and substance reasonably satisfactory to Agent and shall deliver to Agent an ALTA survey on such Real Property containing no survey exceptions other than immaterial survey exceptions for which affirmative title insurance coverage is provided to the extent such insurance coverage is available and otherwise in form and substance reasonably satisfactory to Agent, and a fully paid mortgagee insurance policy in standard ALTA form, issued by a title insurance company reasonably satisfactory to Agent, in an amount equal to not less than the fair market value of such Real Property insuring the mortgage to create a valid Lien on such Real Property subject to Permitted Encumbrances.


VII. NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

     7.1. Merger, Consolidation, Acquisition and Sale of Assets.

          (a) Enter into any merger, consolidation or other reorganization with or into any other Person other than any merger of a shell corporation with Borrower being the surviving corporation of such merger for the purpose of reincorporating Borrower under a different state following written notice of same to Agent ("Reincorporation Merger") or acquire all or a substantial portion of the assets or stock of any Person other than as permitted by Section 7.4 hereof or permit any other Person to consolidate with or merge with it other than a Reincorporation Merger or in connection with an investment or acquisition which is permitted by Section 7.4 hereof and then only to the extent that Borrower is the surviving entity of any such merger consummated in connection with such permitted investment or acquisition.

          (b) Sell, lease, transfer ownership or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section
4.3.

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     7.2. Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

     7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the ordinary course of business, (b) guarantees of obligations of Borrower's Subsidiaries to third parties, (c) contingent obligations in the form of customary indemnifications of agents, employees, consultants, officers and directors of Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice, (d) contingent obligations in the form of customary and reasonable indemnification provisions or purchase price adjustments (based on post closing audit adjustments) incurred in connection with acquisitions which are permitted under Section 7.4 hereof or sales of assets which are permitted by Section 7.1(b) hereof, (e) guaranties in respect to employment arrangements and other compensation arrangements entered into in connection with an acquisition or investment is permitted under Section 7.4 hereof,
(f) other guaranty obligations, provided, that the aggregate amount of obligations incurred under clauses (b) through (f) hereof shall not exceed $10,000,000 at any time outstanding, and
(g) pledges and deposits to the extent such pledges and deposits constitute Permitted Encumbrances" under clauses (d), (e), (n) or
(o) of the definition thereof.

     7.4. Investments. Purchase or acquire obligations or stock of, or any other equity or ownership interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 360 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than 360 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest substantially all in obligations issued or guaranteed by the United States of America or an agency thereof; provided, however, that if no Event of Default shall have occurred and be continuing at the time of such investment, or occur as a result thereof, Borrower may:

          (1) acquire assets constituting a business unit or substantially all of the stock or other equity interests of any Person engaged in a line of business currently engaged in by Borrower as described in Section 5.22, provided that
     (i) the aggregate value of the consideration (including, without limitation, the assumption of liabilities) of all such investments made during the Term shall not exceed $30,000,000 plus the appreciated value, if any, of such investments, (ii) no more than twenty five percent (25%) of such consideration shall be funded, directly or indirectly, with the proceeds of Advances, (iii) any portion of such consideration consisting of Indebtedness of Borrower to the seller or sellers of such assets, stock or other investments or to any other Person shall be subordinated in right of payment to the prior payment in full of the Obligations on terms and conditions satisfactory to Agent and (iv) after giving effect to any Advances made or to be made to Borrower to consummate such acquisition, Borrower shall have Undrawn Availability of at least $5,000,000 upon such consummation during the ninety (90) days following the Closing Date and $10,000,000 upon such consummation commencing with the ninety-first (91st) day following the Closing Date;

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          (2)  invest in direct Subsidiaries of Borrower so long
     as (x) Borrower has pledged sixty five percent (65%) (to the extent it is a foreign Subsidiary) or one hundred percent (100%) (to the extent it is a domestic Subsidiary) of each class of equity securities of such Subsidiary owned by Borrower and (y) the aggregate amount of such investments during any fiscal year net of the aggregate amount of cash dividends actually received by Borrower in such fiscal year from such Subsidiaries plus the aggregate amount of loans made by Borrower to its Subsidiaries during such fiscal year which remain outstanding after giving effect solely to principal repayments of such loans made by such Subsidiary, shall not exceed $15,000,000;

          (3) make investments solely with the proceeds of Extraordinary Receipts;

          (4) maintain investments existing on the date hereof and set forth on Schedule 7.4;

          (5) acquire and hold Receivables owing to it or created in the ordinary course of its business;

          (6) make pledges and deposits to the extent such pledges and deposits constitute "Permitted Encumbrances" under clauses (d), (e), (n) or (o) of the definition thereof;

          (7) acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and Customers and in good faith settlement of delinquent obligations of, and other disputes with Customers or suppliers arising in the ordinary course of business, subject to Agent receiving a first priority perfected security interest in such investments (including debt obligations) (subject to Permitted Encumbrances);

          (8) make deposits in the ordinary course consistent with past practices to secure Borrower's performance under leases;

          (9)  enter into transactions which are permitted under
     Section 7.1 (a) hereof; and

          (10) other investments not to exceed the aggregate amount of $250,000 at any time or from time to time.

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     7.5. Loans.  Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (b) loans to its employees in the ordinary course of business not to exceed the aggregate amount of $500,000 at any time outstanding, (c) non-cash loans or extensions of credit made to the purchaser of any of Borrower's assets (other than Equipment which was purchased with the proceeds of an Equipment Loan) in connection with the disposition of assets (other than Equipment which was purchased with the proceeds of an Equipment Loan) which is permitted by
Section 7.1(b) hereof to the extent that such loans are evidenced by a promissory note in favor of Borrower which is assigned to Agent as collateral security for the Obligations, (d) non-cash loans made to an officer or other employee of Borrower to enable such officer or employee to acquire shares of capital stock of Borrower or options to purchase shares of capital stock of Borrower so long as such loans are evidenced by a promissory note in favor of Borrower which is assigned to Agent as collateral security for the Obligations, and (e) so long as no Event of Default shall have occurred and be continuing, loans made to a direct Subsidiary of Borrower provided that (x) Borrower has pledged sixty five percent (65%) (to the extent it is a foreign Subsidiary) or one hundred percent (100%) (to the extent it is a domestic Subsidiary) of each class of equity securities of such Subsidiary owned by Borrower, (y) the aggregate amount of such loans during any fiscal year plus the aggregate amount of investments made by Borrower to its Subsidiaries during such fiscal year net of the aggregate amount of cash dividends actually received by Borrower in such fiscal year from such Subsidiaries which remain outstanding after giving effect solely to principal repayments of such loans made by such Subsidiary, shall not exceed $15,000,000 and (z) such loans are evidenced by a promissory note in favor of Borrower which is assigned to Agent as collateral security for the Obligations.

     7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments ("Capital Expenditures") for fixed or capital assets (including capitalized leases) in an aggregate amount for Borrower in excess of (a) $20,550,000 in fiscal year ending August 31, 1999, (b) $23,000,000 in fiscal year ending August 31, 2000, (c) $24,000,000 in fiscal year ending August 31, 2001, (d) $31,000,000 in fiscal year ending August 31, 2002 and
(e) $38,700,000 in fiscal year ending August 31, 2003 (with unused amounts ("Capital Expenditure Carryover Amounts") in any fiscal year being carried over to the next succeeding fiscal year ("Capital Expenditure Carryover Year") and any such amounts used to make capital expenditures in the Capital Expenditure Carryover Year shall be allocated first to the permitted amounts in such year and then to the Capital Expenditure Carryover Amount from the preceding fiscal year). For purposes of this Section 7.6, Capital Expenditures shall not include (i) expenditures made solely from proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets or property, (ii) expenditures from proceeds of asset sales and transfers permitted under Section 7.1(b) hereof; (iii) expenditures made solely from Extraordinary Receipts; and (iv) expenditures made from the proceeds of Indebtedness incurred under Section 7.8 other than under clause
(i) thereof.

     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable (a) in its stock, or split-ups or reclassifications of its stock or (b) payable solely out of Extraordinary Receipts to the extent that no Event of Default shall have occurred and be continuing) or

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
apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or Preferred Stock, or of any options to purchase or acquire any such shares of common or Preferred Stock of Borrower; provided, however, that any Subsidiary of the Borrower may pay dividends or make other distributions to its shareholders; and provided, further, that so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to (a) repurchase, redeem, otherwise acquire or retire for value any capital stock of Borrower held by any members or former member of the Borrower's (or any of its Subsidiaries') management; so long as the aggregate price paid shall not exceed (x) $1,000,000 in any calendar year (with unused amounts ("Carryover Amounts") in any fiscal year being carried over to the next succeeding fiscal year ("Carryover Year") and any such payments used for such repurchase or redemption in the Carryover Year shall be allocated first to the permitted amounts in such year and then, to the Carryover Amount from the preceding fiscal year), plus (y) the aggregate amount of Extraordinary Receipts received from members of management of Borrower and its Subsidiaries plus (z) the proceeds received by Borrower of any "key-man" life insurance policies; provided, that the cancellation of Indebtedness owing to Borrower from members of management of Borrower in connection with such repurchase of capital stock will not be deemed to be a restricted payment under this Section; (b) repurchase capital stock upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof; and (c) in the event that any letter of intent or purchase agreement entered into which is permitted by Section 7.4 hereof is terminated and Borrower is entitled to a reimbursement of any cash earnest money deposit made by it in connection therewith which was funded by an equity contribution, pay a cash dividend in an amount not to exceed the amount of such reimbursement payment.

     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of
(i) Indebtedness to Lenders; (ii) Indebtedness incurred for capital expenditures permitted under Section 7.6 hereof; (iii) Indebtedness due under the Subordinated Note Documentation or any refinancing thereof, provided that such refinancing shall not be materially more onerous to Borrower and shall contain subordination terms which are acceptable to Agent in all respects; (iv) subordinated Indebtedness incurred in connection with (a) any investment permitted by the proviso of Section 7.4 and otherwise complying with the conditions thereof and (b) any repurchase of capital stock or options from terminated employees in accordance with the provisions of Section 7.7 hereof; (v) Indebtedness in respect of hedge agreements entered into in the ordinary course of business to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates or currency valuations and not for speculative purposes; (vi) Indebtedness deemed to exist pursuant to guarantees which are permitted by
Section 7.3 hereof; (vii) Indebtedness existing as of the Closing Date as set forth in Schedule 7.8 and refinancing thereof not to exceed the aggregate amount of Indebtedness existing as of the Closing Date and so long as such refinancing does not contain terms which are materially more onerous than the existing arrangement; (viii) Indebtedness secured by Liens which are permitted under Section 7.2 hereof including under capitalized leases so long as the amount of such Indebtedness, including capitalized leases, does not exceed the amounts permitted under
Section 7.6 hereof; and (ix) unsecured Indebtedness not otherwise permitted hereunder not to exceed $5,000,000 in the aggregate principal amount at any one time outstanding.

     7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged and those reasonably related or ancillary thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted or as reasonably related or ancillary thereto.

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     7.10.     Transactions with Affiliates.  Directly or
indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, provided that in any event the following transactions shall be permitted:

          (a) the payment of management fees and expenses incurred by CEI and/or any of their respective Affiliates in providing services to Borrower from time to time in accordance with the Management Services Agreement as in effect on the Closing Date;

          (b) the payment of customary and reasonable fees to, and the out-of-pocket expenses of the Board of Directors of Borrower and customary indemnities for the benefit of members of the Board of Directors of Borrower;

          (c) the payment by Borrower, in connection with any acquisition, divestiture or financing transaction that is consummated, of a transaction fee to CEI and/or any of their respective Affiliates for such transaction in an amount which is customary in transactions of that nature;

          (d)  the making of any payments permitted pursuant to
Section 7.7;

          (e) the payment of customary compensation paid to, and indemnity provided on behalf of, officers, employees or consultants of Borrower or any of its Subsidiaries as determined in good faith by the Board of Directors of Borrower; and

          (f) transactions with Subsidiaries to the extent such transactions are permitted under Sections 7.1, 7.3, 7.4 or 7.5 hereof.

     7.11.     Subsidiaries.

          (a) Form any Subsidiary so long as (i) such Subsidiary executes a Guaranty if each Subsidiary is incorporated in the United States of America or any state thereof, (ii) Agent shall be granted a first priority perfected security interest in the capital stock of such Subsidiary owned by Borrower to the extent required by Section 7.4(2) hereof and (iii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

          (b) Enter into any partnership, joint venture or similar arrangement except to the extent permitted by Section 7.4 hereof.

     7.12. Fiscal Year and Accounting Changes. Change its fiscal year from a year ending on or about August 31 or make any significant change (i) in accounting treatment and reporting practices except as is consistent with GAAP or (ii) in tax reporting treatment except as permitted by law and provided that Borrower shall promptly notify Agent of any such changes.

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     7.13.     Pledge of Credit.  Now or hereafter pledge Agent's
or any Lender's credit on any purchases or for any purpose whatsoever.

     7.14. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws if any such amendment, modification or waiver could, in Agent's reasonable judgment, have a Material Adverse Effect.

     7.15. Compliance with ERISA. (i) (x) Maintain or (y) become obligated to contribute to any Multiemployer Plan or Pension Benefit Plan, other than those Multiemployer Plans and Pension Benefit Plans disclosed on Schedule 5.8(d), (ii) engage in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the Code unless such transactions could not reasonably be expected to result in a Material Adverse Effect, (iii) incur any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code which, if such deficiency continued for two plan years and was not corrected as provided in
Section 4971 of the Code could subject Borrower to a material tax imposed by Section 4971 of the Code or could reasonably be expected to result in a Material Adverse Effect, (iv) terminate any Plan where such event could reasonably be expected to result in any material liability of Borrower or the imposition of a Lien on the property of Borrower pursuant to Section 4068 of ERISA, unless such Lien falls with the basket permitted by clause (r) of the definition of Permitted Encumbrances, (v) assume any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur any withdrawal liability to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect; (vii) fail to promptly notify Agent of the occurrence of any Termination Event, (viii) fail to comply with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, unless the failure to so comply could not reasonably be expected to result in a Material Adverse Effect (ix) fail to meet all minimum funding requirements under ERISA or the Code or postpone or delay any funding requirement with respect of any Plan unless the failure to meet such funding requirements could not reasonably be expected to result in a Material Adverse Effect.

     7.16. Prepayment of Indebtedness. Except as permitted pursuant to Section 7.18 hereof, at any time, directly or indirectly, prepay or defease any subordinated Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any subordinated Indebtedness of Borrower.

     7.17. Subordinated Notes. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Notes, including, without limitation, any defeasance of such Subordinated Notes, other than
(a) regularly scheduled payments of principal and interest to the extent payment is permitted by the terms of the Subordinated Debt Documentation as in effect on the Closing Date and (b) redemptions of such Subordinated Notes on the terms set forth in the Subordinated Note Documentation as in effect on the Closing Date and so long as (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such redemptions and (ii) such redemptions shall be made solely out of Extraordinary Receipts or the proceeds of a refinancing of the Subordinated Notes not to exceed the aggregate outstanding principal balance of the Subordinated Notes as of the date of any such redemption, and provided, further, that such refinancing shall not be materially more onerous to Borrower and shall contain subordination terms which are acceptable to Agent in all respects.

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
     7.18. Other Agreements. Enter into any material amendment, waiver or modification of the Recapitalization
Documentation, Subordinated Note Documentation, Indenture,
Exchange Indenture, Management Services Agreement or any related agreements.


VIII.     CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

          (a) Note. Agent shall have received the Note duly executed and delivered by an authorized officer of Borrower;

          (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

          (c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors or managers, as applicable, of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, the Pledge Agreement, the Negative Pledge Agreement and any related agreements, (collectively the "Documents") and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

          (d) Proceedings of Guarantor. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors authorizing the execution, delivery and performance of the Guaranty certified by the Secretary, Assistant Secretary or Manager, as applicable, of Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

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          (e)  Incumbency Certificates of Guarantor.  Agent shall
have received a certificate of the Secretary, Assistant Secretary or Manager, as applicable, of Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of Guarantor executing the Guaranty, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or Manager, as applicable;

          (f) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

          (g) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower and Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and Guarantor and all agreements of Borrower's and Guarantor's shareholders to which Borrower or Guarantor, as applicable, is a party certified as accurate and complete by the Secretary of Borrower and Guarantor;

          (h) Good Standing Certificates. Agent shall have received good standing certificates for Borrower and Guarantor dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower's and Guarantor's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's and Guarantor's business activities or the ownership of its properties necessitates qualification;

          (i) Legal Opinion. Agent shall have received the executed legal opinion of Kirkland & Ellis in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Pledge Agreement, the Negative Pledge Agreement, the Guaranty and related agreements as Agent may reasonably require and Borrower and Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

          (j) No Litigation. Except as set forth on Schedule 5.8(b), (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or overtly threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

          (k) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i).

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          (l)  Collateral Examination.  Agent shall have
completed Collateral examinations and received appraisals, the results of which shall be reasonably satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and Equipment of Borrower and all books and records in connection therewith;

          (m) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to
Article III hereof;

          (n) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

          (o) Recapitalization Documentation. Agent shall have received final executed copies of the Recapitalization
Documentation, and all related material agreements, documents and instruments as in effect on the Closing Date;

          (p) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower's casualty insurance policies (or an insurance certificate evidencing same), together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower's liability insurance policies (or an insurance certificate evidencing same), together with endorsements naming Agent as a co-insured;

          (q) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

          (r) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

          (s) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

          (t) No Adverse Material Change. Except as set forth on Schedule 8.1(t), (i) since December 3, 1998, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect on or prior to the Closing Date;

          (u) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower in the United States of America at which Inventory is located;

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          (v)  Guaranty and Other Documents.  Agent shall have
received in form and substance satisfactory to Lenders (i) the executed Guaranty, (ii) the executed Negative Pledge Agreement, Pledge Agreement and Other Documents and (iii) the original stock certificates for the Subsidiary Stock to be pledged pursuant to the Pledge Agreement together with corresponding stock powers duly endorsed in blank unless otherwise set forth in a Pledge Agreement;

          (w) Subordinated Note Documentation. Agent shall have received final executed copies of the Subordinated Note
Documentation which shall contain such terms and provisions including, without limitation, subordination terms, satisfactory to Agent;

          (x) Contract Review. Agent shall have reviewed all material contracts of Borrower including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be reasonably satisfactory in all respects to Agent;

          (y) Closing Certificate. Agent shall have received a closing certificate signed by the President or Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

          (z) Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate prepared by an officer of Borrower as of the Closing Date and which shall indicate that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date and that after giving effect to the initial Revolving Advances hereunder, Borrower shall have Undrawn Availability of at least $5,000,000; and

          (aa) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Agent and its counsel.

     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), other than deemed requests for Advances hereunder, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations or warranties are limited by their terms to a specific date in which case they shall be true and correct in all material respects as of such date;

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          (b)  No Material Change.  No change in Borrower's
condition or affairs (financial or otherwise) shall have occurred which in Agent's reasonable opinion has a Material Adverse
Effect.

          (c) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

          (d) Maximum Advances. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Section 2.1 hereof, except with respect to overadvances which are permitted pursuant to
Section 15(b) hereof.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

     8.3. Conditions to Each Equipment Loan. The agreement of Lenders to make any Equipment Loan is subject to satisfaction of the following conditions precedent: (a) receipt by Agent of (i) a copy of the invoice relating to the Equipment being purchased,
(ii) evidence that such Equipment has been shipped to Borrower,
(iii) evidence that the requested Equipment Loan does not exceed eighty-five percent (85%) of the net invoice cost of such Equipment purchased by Borrower (which shall be exclusive of shipping, delivery, handling, taxes, overhead, installation and all other "soft" costs), and (iv) such other documentation and evidence that Agent may reasonably request; and (b) after giving effect thereto, the aggregate Equipment Loans outstanding shall not exceed the Maximum Equipment Loan Amount.


IX.  INFORMATION AS TO BORROWER.

     Borrower shall, until satisfaction in full of the Obligations (other than indemnity obligations with respect to which no claims have been made) and the termination of this
Agreement:

     9.1. Disclosure of Material Matters. Promptly (but in any event no later than five (5) Business Days) upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any material portion of the Collateral including, without limitation, Borrower's reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

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     9.2. Schedules.  Deliver to Agent on or before the thirtieth
(30th) day of each calendar month as and for the prior month (a) accounts receivable ageings, (b) accounts payable schedule, (c) Inventory reports and (d) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent's rights under this Agreement). In addition, Borrower will deliver to Agent at such reasonable intervals as Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and
(iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable, provided, however, that Agent shall not confirm or verify Receivables more than one time in any calendar quarter unless a Default or Event of Default shall have occurred and be continuing and, during the continuation of an Event of Default, do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

     9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President or any other executive officer of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health except to the extent the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect. To the extent Borrower is not so in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to resolve such matter.

     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on Borrower.

     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under any of the Recapitalization Documentation or Subordinated Note Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under any of the Recapitalization Documentation or the Subordinated Note Documentation; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a material tax imposed by Section 4971 of the Code or could reasonably be expected to result in a Material Adverse Effect;
(f) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

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     9.6. Government Receivables.  Notify Agent within three (3)
Business Days of the creation of any Receivables arising out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5 and 7.6 hereof. In addition, the reports shall be accompanied by a certificate of Borrower's Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5 and 7.6 hereof.

     9.8. Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrower on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Borrower on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5 and 7.6 hereof.

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     9.9. Monthly Financial Statements.  Furnish Agent within
thirty (30) days after the end of each month, an unaudited balance sheet of Borrower on a consolidated and unaudited statements of income and stockholders' equity and cash flow of Borrower on a consolidated and consolidating reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments and the absence of footnotes. The reports shall be accompanied by a certificate of Borrower's Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5 and 7.6 hereof.

     9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as Borrower shall send generally to all of its stockholders and (ii) copies of all material notices sent pursuant to the Recapitalization Documentation and Subordinated Note Documentation.

     9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower including, without limitation and without the necessity of any request by Agent, (a) copies of all material environmental audits and reviews, (b) at least thirty
(30) days prior thereto, notice of Borrower's opening of any new office or place of business or thirty (30) days after Borrower's closing of any existing office or place of business, and (c) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound, in each case to the extent such action could reasonably be expected to result in a Material Adverse Effect.

     9.12. Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of Borrower's fiscal years commencing with fiscal year 2000, a month by month projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

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     9.13.     Variances From Operating Budget.  Furnish Agent,
concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

     9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business,
(ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and
(iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

     9.15. ERISA Notices and Requests. Furnish Agent with prompt (but in no event later then five (5) days) written notice in the event that (i) Borrower knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or such member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred with respect to a Plan together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all written communications received by Borrower or to the best of Borrower's knowledge, any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or the commencement of contributions to any Multi-employer Plan to which Borrower or to the best of Borrower's knowledge, any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or to the best of Borrower's knowledge, any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or to the best of Borrower's knowledge, any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter;
(vii) Borrower or to the best of Borrower's knowledge, any member of the Controlled Group shall receive a written notice regarding the imposition of withdrawal liability with respect to any Multi-employer Plan, together with copies of each such notice; (viii) Borrower or to the best of Borrower's knowledge, any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or to the best of Borrower's knowledge, any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or
(c) the PBGC has instituted or will institute proceedings under
Section 4042 of ERISA to terminate a Multiemployer Plan.

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     9.16.     Additional Documents.  Execute and deliver to
Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.


X.   EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     10.1. failure by Borrower to (a) pay any principal, interest or unused facility fees on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or
(b) make any other payment, fee or charge provided for herein or in any Other Document within five (5) Business Days of when due;

     10.2. any representation or warranty made or deemed made by Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time to Agent or Lenders in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. failure by Borrower to (i) furnish financial information required by Section 9.2 hereof or any other financial information within ten (10) days of when due or when requested or
(ii) permit the inspection of its books or records in accordance with the terms hereof;

     10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower's property which is not stayed or lifted within thirty (30) days;

     10.5. except as otherwise provided for in Sections 10.1 through 10.4 or Section 10.19 (i) failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect (or, with respect to Section 4.19 hereof, providing Borrower is making reasonable progress in effecting such cure, such longer period (not to exceed ninety (90) days) which is reasonably necessary to complete such cure) or (ii) failure or neglect of Borrower to perform, keep or observe any other term, provision, condition or covenant contained in any other agreement or arrangement, now or hereafter entered into between Borrower and Agent or any Lender;

     10.6. any judgment or judgments are rendered or judgment liens filed against Borrower for an aggregate amount in excess of $5,000,000 solely as it relates to a Subsidiary of Borrower not incorporated in the United States of America or any state thereof or $2,000,000 in all other matters which within forty (40) days of such rendering or filing is not either satisfied, bonded, stayed or discharged of record;

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     10.7.     Borrower shall (i) apply for, consent to or suffer
the appointment of, or the taking of possession by, a receiver, custodian, trustee or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business in its entirety;

     10.9. any Subsidiary of Borrower which is material to the operations of Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business unless consolidated, merged or liquidated with and into Borrower or any other Subsidiary of Borrower; (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

     10.10. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest to the extent such Lien has been properly perfected by Agent (and subject to Permitted Encumbrances under clauses (c), (g), (l),
(m), (n), (o) or (r) of the definition thereof), except for those Liens which cease to be perfected solely as a result of Agent's failure to file continuation statements for previously filed Uniform Commercial Code financing statements;

     10.11. an event of default has occurred and been declared under the Subordinated Note Documentation which default shall not have been cured or waived within any applicable grace period and for which Trustee is permitted to take action under the Indenture or the Exchange Indenture, as applicable;

     10.12. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which could reasonably be expected to result in a Material Adverse Effect which default is not cured within any applicable grace period;

     10.13.    any Change of Control shall occur;

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     10.14.    any material provision of this Agreement shall,
for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

     10.15. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower, the continuation of which is material to the continuation of Borrower's business and is not replaced by a substitute acceptable to Agent within sixty
(60) days after the date of such revocation, termination or similar action and such revocation, termination or other similar action could reasonably be expected to result in a Material Adverse Effect, or (ii) any agreement which is necessary or material to the operation of Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within sixty (60) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect on Borrower;

     10.16. any portion of the Collateral having a fair market value in excess of $1,000,000 shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower in the Collateral shall have become the subject matter of litigation which would, in the reasonable opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

     10.17. the operations of Borrower's manufacturing facility are interrupted at any time for more than seven (7) consecutive days (other than in connection with normal maintenance conducted on a basis consistent with past practices), unless Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than ninety (90) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if Borrower shall be receiving the proceeds of business interruption insurance for a period of ninety (90) consecutive days;

     10.18. termination except in accordance with its terms or breach of any Guaranty executed and delivered to Agent in connection with the Obligations or if any Guarantor attempts to terminate the validity of, or its liability under, any such Guaranty except in accordance with its terms; or

     10.19. an event or condition specified in Sections 7.15 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect on Borrower.

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XI.  LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

     11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default and during the continuation thereof, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) Business Days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower's (a) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

     11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

     11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder and during the continuation thereof, Agent and such Lender shall have a right to apply Borrower's property held by Agent and such Lender to reduce the Obligations.

     11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.


XII. WAIVERS AND JUDICIAL PROCEEDINGS.

     12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all in-struments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.     EFFECTIVE DATE AND TERMINATION.

     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until February __, 2004 (the "Term") unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ten (10) Business Days' prior written notice upon payment in full of the Obligations, including, without limitation, the payment of all fees set forth in the Fee Letter.

     13.2. Termination. The termination of the Agreement shall not affect Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than indemnity obligations with respect to which no claim has been made) have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than indemnity obligations with respect to which no claim has been made) of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than indemnity obligations with respect to which no claim has been made) paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than indemnity obligations with respect to which no claim has been made) are paid or performed in full.


XIV. REGARDING AGENT.

     14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

     Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required
Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

     14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct.

     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, and 9.9 from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

     14.10. Borrower's Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.


XV.  MISCELLANEOUS.

     15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) Business Days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

     15.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

               (i) increase the Commitment Percentage or maximum dollar commitment of any Lender.

               (ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

               (iii)     alter the definition of the term
Required Lenders or alter, amend or modify this Section 15.2(b).

               (iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000.

               (v)  change the rights and duties of Agent.

               (vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and twenty percent (120%) of the Formula Amount.

               (vii)     increase the Advance Rates above the
Advance Rates in effect on the Closing Date.

               viii)     amend the definition of the Inventory
Cap or the Formula Amount in effect on the Closing Date.

     Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

     In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this
Section 15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender's denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

     Notwithstanding the foregoing, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to one hundred and ten percent (110%) of the Formula Amount for up to thirty (30) consecutive Business Days. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either "Eligible Receivables" or "Eligible Inventory", as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

     15.3.     Successors and Assigns; Participations; New
Lenders.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances.

          (c) Any Lender may with the consent of Agent and Borrower (which consent shall not be unreasonably withheld or delayed and which consent of Borrower shall not be required for the initial syndication by Agent of the Loans or at any time following the occurrence of an Event of Default and during the continuation thereof) which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording in the Register described in paragraph (d) below. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and
(ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. On or prior to the effective date of any such sale or transfer hereunder, the Purchasing Lender, to the extent it is not incorporated under the laws of the United States, shall deliver to Borrower and Agent the forms required under Section 3.7(b) hereof.

          (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due and owing hereunder from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

          (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender who has signed a confidentiality agreement in substantially the form of Exhibit A attached hereto any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower.

     15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations subject to the express terms regarding application of proceeds of Collateral provided herein. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

     15.5. Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross (not mere) negligence of the Indemnitees.

     15.6. Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

          (A)  If to Agent or   PNC Bank, National Association
               PNC at:          Two Tower Center Boulevard
                                East Brunswick, New Jersey 08816
                                Attention:     Ryan Peak
                                Telephone:     (732) 220-4315
                                Facsimile:     (732) 220-4393

               with a copy to:  Hahn & Hessen LLP
                                350 Fifth Avenue
                                New York, New York 10118-0075
                                Attention:     Steven J. Seif, Esq.
                                Telephone:     (212) 736-1000
                                Facsimile:     (212) 594-7167

          (B) If to a Lender other than Agent, as specified on the signature pages hereof

          (C)  If to Borrower:  MCMS, Inc.
                                16399 Franklin Road
                                Nampa, Idaho 83687
                                Attention: Christopher J. Anton
                                Telephone: (208) 898-2600
                                Facsimile: (208) 898-2796

               with copies to:  Kirkland & Ellis
                                153 East 53rd Street, 39th Floor
                                New York, New York 10022-4675
                                Attention: Frederick Tanne,
                                Esq.
                                Telephone:  (212) 446-4800
                                Telecopier: (212) 446-4900
               and:             Cornerstone Equity
                                Investors IV, L.P.
                                717 Fifth Avenue, Suite 1100
                                New York, New York 10022
                                Attention: Michael Najjar
                                           John A. Downer
                                Telephone:  (212) 753-0901
                                Telecopier: (212) 826-6798

               and:             Wilson Sonsini Goodrich & Rosati
                                650 Pagemill Road
                                Palo Alto, California 94304
                                Attention: Aaron Alter, Esq.
                                Telephone:  (650) 493-9300
                                Telecopier: (650) 493-6811

     15.7.     Survival.  The obligations of Borrower under
Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h) and 15.5 and the
obligations of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

     15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     15.9. Expenses. All reasonable costs and expenses including, without limitation, reasonable attorneys' fees (whether outside counsel or the allocated costs of in house counsel but not for the same legal work performed by each such counsel) and disbursements incurred by (a) Agent, Agent on behalf of Lenders and Lenders (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the enforcement of this Agreement and the Other Documents or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower, or (v) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower's Account and shall be part of the Obligations and (b) Agent in connection with the entering into, modification, amendment and administration of this Agreement and the Other Documents.

     15.10. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     15.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

     15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     15.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     15.15. Confidentiality; Sharing Information. (a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors to the extent such Persons(s) has signed a confidentiality agreement in substantially the form of Exhibit B hereto, (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders to the extent such Persons(s) has signed a confidentiality agreement in substantially the form of Exhibit B hereto, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations (other than indemnity obligations with respect to which no claim has been made) have been paid in full and this Agreement has been terminated.

          (b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and

Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender for such purposes only to the extent such Person(s) has signed a confidentiality agreement in substantially the form of Exhibit B hereto, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

     15.16. Publicity. Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate so long as Borrower is provided with an opportunity to review any such announcements in advance of its use by Agent.

                   [SIGNATURE PAGE TO FOLLOW]

     Each of the parties has signed this Agreement as of the day and year first above written.

                              MCMS, INC.
ATTEST:
                              /s/ Christian J. Anton
/s/ Jai Agrawal               Vice President, Finance and Chief
                              Financial Officer

                              16399 Franklin Road
                              Nampa, Idaho 83687


                              PNC BANK, NATIONAL ASSOCIATION,
                              as Lender and as Agent

                              /s/ Craig Stillwagon
                              Vice President

                              Two Tower Center Boulevard
                              East Brunswick, New Jersey 08816

                              Commitment Percentage:  100%

STATE OF NEW YORK   )
                    ) ss.
COUNTY OF NEW YORK  )

     On this 25th day of February, 1999, before me personally came Chris J. Anton, to me known, who, being by me duly sworn, did depose and say that he is the Vice President, Finance and Chief Financial Officer of MCMS, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                              /s/ Daphne E. Schmitt
                              Notary Public


STATE OF NEW YORK   )
                    ) ss.
COUNTY OF NEW YORK  )

     On this 25th day of February, 1999, before me personally came Craig Stillwagon, to me known, who, being by me duly sworn, did depose and say that he is the Vice President of PNC BANK, NATIONAL ASSOCIATION, the national association described in and which executed the foregoing instrument and that he signed his name thereto by on behalf of said association

                              /s/ Daphne E. Schmitt
                              Notary Public

                 List of Exhibits and Schedules


Exhibits

Exhibit 2.1(a)      Revolving Credit Note
Exhibit 2.4         Equipment Note
Exhibit 5.5(b)      Financial Projections
Exhibit 8.1(i)      Financial Condition Certificate
Exhibit 15.3        Commitment Transfer Supplement
Exhibit A           Borrowing Base Certificate

Exhibit B           Confidentiality Agreement

Schedules

Schedule 1.2        Permitted Encumbrances
Schedule 4.5        Equipment and Inventory Locations
Schedule 4.19       Real Property
Schedule 5.2(a)     States of Qualification and Good Standing
Schedule 5.2(b)     Subsidiaries
Schedule 5.5(c)     Changes in Financial Condition
Schedule 5.6        Prior Names
Schedule 5.7(c)     Environmental
Schedule 5.8(b)     Litigation
Schedule 5.8(d)     Plans
Schedule 5.9        Intellectual Property, Source Code Escrow
                    Agreements
Schedule 5.10       Licenses and Permits
Schedule 5.14       Labor Disputes
Schedule 5.19       Swap Agreements
Schedule 7.4        Investments
Schedule 7.8        Indebtedness
Schedule 8.1(t)     Material Adverse Changes
Schedule A          Original Owners

                         Exhibit 2.1(a)
                     REVOLVING CREDIT NOTE


$50,000,000                                    New York, New York
                                                February 26, 1999

          This Revolving Credit Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Equipment Loan and Security Agreement dated as of the date hereof (as amended, supplemented or modified from time to time the "Loan Agreement") by and among MCMS, INC., an Idaho corporation ("Borrower"), and jointly and severally, the "Borrowers"), PNC BANK, NATIONAL ASSOCIATION ("PNC"), each of the various other financial institutions named therein or which hereafter become parties thereto (together with PNC, collectively, the "Lenders") and PNC as agent for the Lenders (PNC, in such capacity, "Agent"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

          FOR VALUE RECEIVED, Borrower promises to pay to the order of Agent for its benefit and for the ratable benefit of the Lenders, at Agent's offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or at such other place as the holder may from time to time designate to Borrower in writing:

          (i) the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if different from such amount, the unpaid principal balance of Revolving Advances as may be due and owing under the Loan Agreement, payable on the last day of the Term, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement; and

          (ii) interest on the principal amount of this Note from time to time outstanding, payable in arrears, at the applicable Revolving Interest Rate in accordance with the terms of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the applicable Default Rate to the extent provided in the Loan Agreement. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

          This Note is the Revolving Credit Note referred to in the Loan Agreement and is secured by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

          This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan
Agreement.

          If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents, which is not cured within any applicable notice and grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without further notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

          This Note is being delivered in the State of New York, and shall be construed and enforced in accordance with the laws of such State.

          Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as ex-pressly provided in the Loan Agreement.

                                   MCMS, INC.


                                   /s/ Christian J. Anton
                                   Vice President, Finance and
                                   Chief Financial Officer

                           Exhibit 2.4

                       EQUIPMENT LOAN NOTE

$10,000,000                                    New York, New York
                                                February 26, 1999

          This Equipment Loan Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Equipment Loan and Security Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time the "Loan Agreement") by and among MCMS, INC., an Idaho corporation ("Borrower"), PNC BANK, NATIONAL ASSOCIATION ("PNC"), each of the various other financial institutions named therein or which hereafter become parties thereto (together with PNC, collectively, the "Lenders") and PNC as agent for the Lenders (PNC, in such capacity, "Agent"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

           FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Agent for its benefit and for the ratable benefit of the Lenders, at Agent's offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816 or at such other place as the holder may from time to time designate to Borrower in writing:

           (i) the principal sum of TEN MILLION and 00/100 Dollars ($10,000,000) or, if different, the unpaid principal balance of the Equipment Loans as may be otherwise due and owing under the Loan Agreement, payable in accordance with the terms of the Loan Agreement and subject to acceleration upon the occurrence and during the continuation of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and

          (ii) interest on the principal amount of this Note from time to time outstanding, payable in accordance with the terms of the Loan Agreement at the applicable Equipment Loan Rate. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate to the extent provided in the Loan Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law.

          This Note is the Equipment Loan Note referred to in the Loan Agreement and is secured by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

          This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

           If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement which is not cured within any applicable notice and grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without further notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

           This Note is being delivered in the State of New York, and shall be construed and enforced in accordance with the laws of such State.

           Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.


                                   MCMS, INC.


                                   /s/ Christian J. Anton
                                   Vice President, Finance and
                                   Chief Financial Officer

                         EXHIBIT 5.5(b)

                      FINANCIAL PROJECTIONS


OMITTED

                         Exhibit 8.1(i)

                 FINANCIAL CONDITION CERTIFICATE


          I, Chris J. Anton hereby certify on behalf of the Borrower that:

     1.   I am the duly elected, qualified and acting Chief
Financial Officer of MCMS, Inc. ("Borrower"). Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Idaho.

     2. I am fully familiar with all of the business and financial affairs of Borrower, including without limiting the generality of the foregoing, all of the matters hereinafter described.

     3. This Certificate is made and delivered to PNC Bank, National Association ("PNC") as agent (in such capacity, "Agent") for Lenders (as defined below) pursuant to the terms of the Revolving Credit, Equipment Loan and Security Agreement dated as of the date hereof (as amended, modified, restated or supplemented from time to time, the "Loan Agreement") among Borrower, PNC and the various other financial institutions named therein or which hereafter become a party thereto (PNC and such other institutions, collectively, the "Lenders") and Agent, for the purpose of inducing Agent and Lenders, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to Borrower pursuant to the Loan Agreement, together with all notes, security agreements, mortgages, agreements, guarantees, instruments and documents heretofore now and from time to time hereafter executed by Borrower and delivered to Agent and/or Lenders, as the case may be, in connection with the Loan Agreement (all hereinafter collectively referred to as the "Loan Documents"). I understand that Agent and Lenders are relying on this Certificate. All capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

     4. I have reviewed the following and am fully familiar with the process pursuant to which they were generated:

          (a)  Pro Forma Balance Sheet of Borrower on a
     Consolidated Basis attached hereto as Exhibit A (the
     "Balance Sheet").

          (b) Twelve-Month Cash Flow Projections of Borrower on a Consolidated Basis attached hereto as Exhibit B (the
     "Projections").

          In my good faith judgment, the Balance Sheet is complete and correct in all material respects and fairly presents in all material respects the financial condition of Borrower on a Consolidated Basis as of the date hereof after giving effect to the consummation of the Transactions. In my good faith judgment the Projections are based upon underlying assumptions which provide a reasonable basis for the projections contained therein which are based on circumstances existing at the time made.

     5. Immediately following the execution of the Loan Documents and after giving effect to the Transactions, the aggregate assets of Borrower, at a fair valuation (on a going concern basis) and at their present fair saleable value (on a going concern basis) will be in excess of the aggregate amount of Borrower's liabilities (including contingent and unmatured liabilities), Borrower will be able to pay all of its debts as such debts mature and Borrower will not have unreasonably small capital in order to carry on its business.

     6. The Loan Agreement was and the other Loan Documents were and will be executed and delivered by Borrower to Agent and/or Lenders, as the case may be, in good faith and in exchange for reasonably equivalent value and fair consideration.

     7. I have reviewed the relevant terms of the Loan Agreement and the other Loan Documents and have made or have caused to be made under my supervision a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the documents set forth in Paragraph 4 hereof to the date of this Certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes or would constitute a Default or Event of Default under the Loan Agreement or the other Loan Documents.

                   [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, I have signed this Certificate solely in my capacity as Chief Financial Officer of the Borrower as of the date written below.



                              /s/ Christian J. Anton, the Chief
                              Financial Officer of MCMS, Inc.


New York, New York
Dated: February 26, 1999

                                                     Exhibit 15.3


                 COMMITMENT TRANSFER SUPPLEMENT



          COMMITMENT TRANSFER SUPPLEMENT, dated as of February __, 1999, among ____________ ("_____") (_____, in such capacity, the "Transferor Lender"), ____________ ("_____") (_____, in such capacity the "Purchasing Lender") and PNC Bank, National Association, as Agent for the Lenders under the Credit Agreement (as those terms are hereafter defined).

                      W I T N E S S E T H:

          WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with the Revolving Credit, Equipment Loan and Security Agreement dated as of February _____, 1999 (as amended, modified, restated, and supplemented from time to time, the "Credit Agreement") by and among MCMS, Inc., ("Borrower"), PNC Bank, National Association ("PNC"), the other financial institutions named in and which hereafter become a party thereto (collectively, "Lenders") and PNC as agent for Lenders (in such capacity "Agent"); and

          WHEREAS, the Transferor Lender is selling and assigning to the Purchasing Lender, certain rights, obligations and commit ments under the Credit Agreement and the Purchasing Lender is committing to make Advances under the Credit Agreement.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit
Agreement.

          2. Upon receipt by Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender, the Purchasing Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a "Transfer Effective Notice"). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the "Transfer Effect ive Date").

          3. At or before 12:00 Noon (New York City time) on the Transfer Effective Date, Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount (the "Purchase Price") equal to the product of (x) the percentage of the Transferor Lender's Commitment Percentage being purchased by such Purchasing Lender (the "Purchased Percentage") multiplied by
(y) the amount of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Other Documents. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchas ing Lender, without recourse, representation or warranty (except as hereinafter provided), and Purchasing Lender hereby irrevocab ly purchases, takes and assumes from Transferor Lender, such Purchasing Lender's Commitment Percentage of the Advances (as set forth in Schedule I) and other amounts owing to the Transferor Lender under the Credit Agreement and the Other Documents.

          4. Transferor Lender has made arrangements with Purchasing Lender with respect to the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Trans feror Lender with respect to the Purchased Percentage of the Advances pursuant to the Credit Agreement prior to the Transfer Effective Date.

          5. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender with respect to the Transferor Lender's Commitment Percentage pursuant to the Credit Agreement shall, instead, be payable to or for the account of Purchasing Lender with respect to its Commitment Percentage and to Transfer or Lender with respect to its Revised Commitment Percentage, each as reflected in Schedule I to this Commitment Transfer Supple ment.

               (b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Other Documents with respect to the Transferor Lender's Commitment Percentage shall, instead, accrue for the account of, and be payable to, Purchasing Lender with respect to its Commitment Percentage and to Transferor Lender with respect to its Revised Commitment Percentage, each as reflected in
Schedule I to this Commitment Transfer Supplement.

          6. In the event the Purchasing Lender requests that it receive Notes payable to its order to evidence its Commitment Percentage of the Advances, the Transferor Lender shall, within two (2) Business Days after the Transfer Effective Date, deliver to Agent the Notes then held by it, and Agent shall notify Borrower that it is holding such Notes pending issuance of replacement Notes therefor. In accordance with the terms of the Credit Agreement, within two (2) Business Days after receipt by Borrower of such Notice, Borrower shall deliver new Notes to Agent reflecting the Commitment Percentages of Transferor Lender and Purchasing Lender (as adjusted by this Commitment Transfer Supplement) and the principal amount of the Advances represented thereby. The new Notes shall be dated the Transfer Effective Date and shall state that they are delivered in substitution for the Notes theretofore held by the Transferor Lender. Agent will deliver the new Notes to the Purchasing Lender and the Transferor Lender and surrender the superseded Notes to Borrower, marked "Canceled by Substitution".

          7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

          8. By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other and Agent as follows: (i) other than the representation and warranty that (x) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and (y) it is not aware of the existence of any Event of Default as of the date hereof, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agree ment or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Other Documents or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of the Obligations under the Credit Agreement, or any Other Documents; (iii) Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and infor mation as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agree ment; (v) Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof and Agent agrees to accept such appointment and exercise all such powers in accordance with the terms of the Credit Agreement; (vi) Purchasing Lender and Agent agree that it will perform all of their respective obligations as set forth in the Credit Agreement to be performed by each as a Lender and as Agent, respectively; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrower that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrower under the Credit Agreement and the Other Documents or (y) engaged in trade or business within the United States of America.

          9. Schedule I hereto sets forth the revised Commit ment Percentages of Transferor Lender and Purchasing Lender as well as administrative information with respect to Purchasing
Lender.

          10. This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          11. This Commitment Transfer Supplement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

                         _______________________________
                         as Transferor Lender


                         By:_____________________________
                         Name:___________________________
                         Title:____________________________

                         PNC BANK, NATIONAL ASSOCIATION, as Agent


                         By:______________________________
                         Name:____________________________
                         Title:_____________________________


                         _________________________________,
                         as Purchasing Lender


                         By:______________________________
                         Name:____________________________
                         Title:_____________________________

          SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

  LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS



[Transferor Lender]           Revised Dollar Amount    $

                              Revised Commitment       _____ %
                              Percentage:

[Purchasing Lender]                Dollar Amount       $

                              Commitment Percentage:   _____ %

Addresses for Notices

[Purchasing Lender]

_________________________
_________________________
Attention:_______________
Telephone:_______________
Telecopier:______________



Loan Balance of Transferor Lender as of the
     Transfer Effective Date                           $

Interest and Fees accrued to the
     Transfer Effective Date                           $________

Foreign Exchange Obligations as of
     the Transfer Effective Date                       $

Total Payout Amount                                    $

          SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

               Form of Transfer Effective Notice



          The undersigned, as Agent ("Agent") under the Revolving Credit, Equipment Loan and Security Agreement dated as of February ____, 1999 (the "Credit Agreement") by and among MCMS, Inc., ("Borrower"), PNC Bank, National Association ("PNC"), the other financial institutions named in and which hereafter become a party thereto (collectively, "Lenders") and PNC as agent for Lenders (in such capacity, "Agent"), acknowledges receipt of four
(4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

          1. Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [insert date of Transfer Effective Notice].

          2.   Pursuant to such Commitment Transfer Supplement,
Transferor Lender is required to deliver its Notes to Agent within two (2) Business Days after the Transfer Effective Date.

          3. Pursuant to the Credit Agreement, Borrower is re quired to deliver to Agent, within two (2) Business Days after receipt of notice that Agent has received the Notes previously issued to the Transferor Lender, new Notes reflecting the adjust ed Commitment Percentage of the Transferor Lender and the Commit ment Percentage of the Purchasing Lender, and the principal amount of the Advances represented thereby, all as more specifi cally described below:

               [describe replacement notes]


                         PNC BANK, NATIONAL ASSOCIATION,
                         as Agent



                         By:_______________________________
                         Title:______________________________

                            EXHIBIT A

                   BORROWING BASE CERTIFICATE



OMITTED

                            EXHIBIT B

                    CONFIDENTIALITY AGREEMENT


___________________________
___________________________
___________________________
___________________________

Ladies and Gentlemen:


     In connection with the Credit Agreement referred to below and in order to assist you in obtaining credit approval to participate therein, we are prepared to distribute to you certain
Materials (as defined below).

     As used herein, the term "Material" means any information concerning MCMS, Inc. ("MCMS") and/or its subsidiaries or affiliates which is furnished by or on behalf of MCMS provided that the term "Material" does not include information which was generally available to the public or was available to you on a non-confidential basis.

     We are prepared to provide you with a copy of any materials as necessary or which may be provided pursuant to the information provisions uder the Revolving Credit Equipment Loan and Security Agreement dated February 26, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement") amount MCMS, the financial institutions named therein (including ourselves) and PNC Bank, National Association, as agent.
Pursuant to Section 15.15 of the Credit Agreement, we are required to have you, as a prospective assignee, transferee or holder of a participation in Advances (as defined in the Credit Agreement) and/or commitments under the Credit Agreement enter into this Confidentiality Agreement before receiving the Materials. Such Materials will be made available to you upon your execution of this Confidentiality Agreement. In consideration thereof, you agree that the Materials will be kept confidential, in accordance with your customary procedure for handling confidential information and not to be used by you except in connection with the Credit Agreement and your participation therein.

     You and your affiliates, directors, officers, employees and representatives agree to be bound by the terms of this Confidentiality Agreement. This Agreement shall inure to the benefit of MCMS.

     In this connection, we acknowledge that you may make disclosure of the Materials to your attorneys and independent auditors so long as they are advised to treat same in a confidential manner in accordance with the terms hereof. In addition, you may make disclosure as required or requested by any Governmental body (as defined in the Credit Agreement( or representative thereof or pursuant to legal process and that you are subject to bank regulatory agencies and may be required to provide the Materials, to, or otherwise make available the Materials for review by, the representatives of such agencies.

     Please indicate your agreement to the foregoing by signing the additional copy of this letter provided for such purpose at the place provided below and returning such signed copy to our attention.

                         Very truly yours,

                         PNC BANK, NATIONAL ASSOCIATION
                            as Agent



                         By __________________________
                              Title:


The foregoing is agreed to
As of the date of this letter.


By ___________________________
    Title:

                          SCHEDULE 1.2

                     PERMITTED ENCUMBRANCES


None

                          SCHEDULE 4.5

                EQUIPMENT AND INVENTORY LOCATIONS


1.   16399 Franklin Road, Nampa, Idaho  83687

2.   2500 South Tri-Center Blvd, Bldg 1-B, Durham, NC  27713

3. The Borrower has certain office equipment, furniture, and furnishings located in the states of Pennsylvania, Arizona, California, and Massachusetts for the benefit of field employees located in such states.

                          SCHEDULE 4.19

                          REAL PROPERTY


1.   Borrower's holds title to the real property located at 16399
     Franklin Road, Nampa, Idaho 83687 as more specifically described in the attachment hereto.

2. Borrower leases real property located at the following addresses:

     A.   2500 South Tri-Center Blvd, Bldg 1-B, Durham, NC  27713

     B.   132 Great Road, Suite 200, Stow, Massachusetts 01775

COMMENCING at the Northeast corner of the Northeast Quarter of the Southeast quarter of Section 10, Township 3 North, Range 2 West, Boise Meridian, Canyon County, Idaho, and bearing
     South 137 feet along the East boundary of the aforesaid
Section 10 to the REAL POINT OF BEGINNING; thence
     West 494.8 feet on a line 137 feet South and parallel to the North boundary of the aforesaid Northeast Quarter of the Southeast Quarter; thence
     South 40 degrees 15 minutes East 252.9 feet; thence
     East 331.5 feet to the intersection of the East boundary of the aforesaid Section 10; thence
     North 193 feet along the aforesaid East boundary to the REAL POINT OF BEGINNING;

EXCEPTING THEREFROM:

COMMENCING at the Northeast corner of the Northeast Quarter of the southeast Quarter of Section 10, Township 3 North, Range 2 West, Boise Meridian, Canyon County, Idaho, and bearing
     South 137 feet along the East boundary of the aforesaid
Section 10; thence
     West 331.5 feet on a line 137 feet South and parallel to the North boundary of the aforesaid Northeast Quarter of the Southeast Quarter to the REAL POINT OF BEGINNING; thence continuing
     West 163.3 feet; thence
     South 40 degrees 15 minutes East 252.9 feet; thence
     North and parallel to the East boundary line of said Northeast Quarter of the Southeast Quarter 137 feet, more or less, to the POINT OF BEGINNING.

A parcel of land being a portion of the Northeast Quarter of the Southeast Quarter of Section 10, Township 3 North, Range 2 West of the Boise Meridian, Canyon County, Idaho and more particularly described as follows:

Beginning at a Brass Cap marking the Southeast corner of the Southeast Quarter of Section 10, township 3 North, Range 2 West of the Boise Meridian, Canyon County, Idaho; thence along the Easterly boundary of the said Southeast Quarter of Section 10, which is also the centerline of Franklin Road,
     North 00 degrees 09 minutes 45 seconds West 1657.70 feet to a P.K. Nail and Washer, said P.K. Nail and Washer also being the REAL POINT OF BEGINNING; thence continuing along said Easterly boundary and centerline
     North 00 degrees 09 minutes 45 seconds West 664.62 feet to a P.K. Nail and Washer; thence leaving said Easterly boundary and centerline,
     South 89 degrees 59 minutes 48 seconds West 331.50 feet to an iron pin; thence
     North 00 degrees 09 minutes 45 seconds West 193.00 feet to an iron pin; thence
     North 89 degrees 59 minutes 48 seconds East 331.50 feet to a P.K. Nail and Washer on the said Easterly boundary of the Southeast Quarter of Section 10, said Easterly boundary also being the centerline of Franklin Road; thence along said Easterly boundary and centerline
     North 00 degrees 09 minutes 45 seconds West 137.00 feet to a 3/4" iron pipe marking the Northeast corner of the said Southeast Quarter of Section 10; thence leaving said Easterly boundary and centerline and along the Northerly boundary of said Southeast Quarter,
     South 89 degrees 59 minutes 48 seconds West 1324.00 feet to an iron pin marking the Northwest corner of the said Northeast Quarter of the Southeast Quarter of Section 10; thence leaving said Northerly boundary and along the Westerly boundary of the said Northeast Quarter of the Southeast Quarter of Section 10;
     South 00 degrees 08 minutes 50 seconds East 994.03 feet to an iron pin; thence leaving said Westerly boundary
     South 89 degrees 58 minutes 41 seconds East 1324.27 feet to the POINT OF BEGINNING.

                          SCHEDULE 5.2

            STATES OF QUALIFICATION AND GOOD STANDING


1.   North Carolina

2.   California

                         SCHEDULE 5.2(b)

                          SUBSIDIARIES

Company Name                  Place of Incorporation
-----------------------------------------------------
MCMS Sdn. Bhd. (indirect      Malaysia
subsidiary)
MCMS International, Inc.      British Virgin Islands
(direct subsidiary)
MCMS Asia Pacific Pte. Ltd.   Singapore
(indirect subsidiary)
MCMS Belgium, S.P.R.L.        Belgium
(indirect subsidiary)
MCMS Netherlands, B.V.        Netherlands
(direct subsidiary)
MCMS Customer Services, Inc.  Idaho
(direct subsidiary)
MCMS Holdings, LLC (direct    Idaho
Subsidiary)

                        SCHEDULE 5.5( c )

                 CHANGES IN FINANCIAL CONDITION


OMITTED

                          SCHEDULE 5.6

                           PRIOR NAMES


1. The Borrower was incorporated in the State of Idaho as Micron Electronics of North Carolina, Inc. on December 23, 1994.

2.   On April 4, 1996, the name of Borrower was changed to Micron
     Custom Manufacturing Services, Inc.

3.   On February 18, 1998, the Borrower changed its name to MCMS,
     Inc.

4. The borrower has adopted the name "MCMS North Carolina, Inc." for use by the Secretary of State of North Carolina on its records since "MCMS, Inc." is not available for use in North
     Carolina.

                          SCHEDULE 5.7

                          ENVIRONMENTAL

None

                         EXHIBIT 5.8(b)

                           LITIGATION

1. The Borrower is party to a Frame Manufacturing Agreement (the "FMA")< dated November 18, 1997, with Alcatel Bell N.V. ("Alcatel Bell") and a Manufacturing Service Agreement (the "MSA"), dated April 2, 1998, with Alcatel Business Systems S.A. ("ABS"). The Borrower believes that Alcatel Bell and ABS are in non-compliance with certain terms of the FMA and MSA, respectively. While the Borrower has communicated such non-compliance to Alcatel Bell and ABS, these matters remain unresolved. Should they continue unresolved, the borrower may decide to pursue legal action. While the Borrower believes that it is in compliance with the terms of the FMA and MSA in all material respects and has complied with Belgian law in all material respects, there can be no assurance that Alcatel Bell and ABS will not decide to pursue legal action against borrower for such alleged non-compliance. In addition, if the Borrower decides to pursue legal action against Alcatel Bell and/or ABS, or if the borrower is subject to legal action by Alcatel Bell and/or ABS, the Borrower may be forced to shut down its operations in Colfontaine, Belgium.

                        SCHEDULE 5.8 (d)

                              PLANS


     Self Insured Medical Plan
     Self Insured Dental Plan
     Self Insured vision Plan
     Health Care Spending Account Plan
     Dependent Care Spending Account Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Group Life & AD&D Plan
     Supplemental Life & AD&D Plan
     MCMS 401()k) Retirement Savings Plan

                          SCHEDULE 5.9

                      INTELLECTUAL PROPERTY


                         ISSUED PATENTS


TITLE                             PATENT NO.     ISSUE DATE

Vibrational method of aligning    4,885,841      December 12,
the leads of surface mount                       1989
electronic components with the
mounting pads of printed circuit
boards during the molten solder
mounting process

Semiconductor pick and place      5,247,844      September 28,
machine calibration apparatus                    1993

Semiconductor pick and place      5,237,622      August 17,
machine calibration apparatus                    1993

Fixture for alignment of vacuum   5,433,013      July 18, 1995
nozzles on semiconductor
manufacturing equipment

Method employing an elevating of  5,385,291      January 31,
atmospheric pressure during the                  1995
heating and/or cooling phases of
ball grid array (BGA) soldering
of an IC device to a PCB

Angled pallets for wave           5,540,376      July 30, 1996
soldering

Automatic optical pick and place  5,537,204      July 16, 1996
calibration and capability
analysis system for assembly of
components onto printed circuit
boards

Fixture for alignment of vacuum   5,539,992      July 30, 1996
nozzles on semiconductor
manufacturing equipment

Improved Actuator Stem and        5,755,471      May 26, 1998
Actuator Design

Module handling apparatus and     5,667,077      September 16,
method with rapid switch over                    1997
capability

Universal Testing Device          5,757,201      May 26, 1998

Fixture for Testing and Prepping  5,793,220      August 11,
Light-Emitting Diodes                            1998

Method and Apparatus for          5,740,730      April 21, 1998
Depositing Solder and Adhesive
Materials onto a Printed Circuit
Board

Universal Fixture for Holding     5,779,794      July 14, 1998
Printed Circuit Boards During
Processing

Wave Solder Method for Attaching  5,775,568      July 7, 1998
Components to a Printed Circuit
Board

Air Bladder Fixture Tooling for   5,820,117      October 13,
Supporting Circuit Board                         1998
Assembly Processing

Shield and method for selective   5,617,990      April 8, 1997
wave soldering

Shield and method for selective   5,704,535      January 6,
wave soldering                                   1998



                      PATENT APPLICATIONS



TITLE                            APPLICATION NO.   FILING DATE

Thermal Box for a                08/553,763       October 23,
Semiconductor Test System                         1995

Module Handling Apparatus and    08/891,954       July 14, 1997
Method with Rapid Switch over
Capabilities

Salvage Method and Apparatus
for Recovering Microelectronic   08/775,644       December 31,
Components from Printed                           1996
Circuit Boards

Method and Apparatus for         08/772,155       December 20,
Preserving Solder Paste in the                    1996
Manufacturing of Printed
Circuit Board Assemblies

Electronic Component             08/855,092       May 13, 1997
Connecting Tool and Method

Universal Fixture for            08/833,914       April 10,
Supporting and Holding                            1997
Populated Sides of Printed
Circuit Board Assemblies
during Processing

Apparatus for Calibrating        08/895,765       July 17, 1997
Surface Mounting Processes in
Printed Circuit Board Assembly
Manufacturing

Method for Calibrating Surface   08/895,766       July 17, 1997
Mounting Processes in Printed
Circuit Board Assembly
Manufacturing

Apparatus for Holding Printed    08/882,479       June 25, 1997
Circuit Board Assemblies in
Manufacturing

Method for Holding Printed       08/882,480       June 25, 1997
Circuit Board Assemblies in
Manufacturing

Alignment Fixture for Solder-    08/852,335       May 2, 1997
Wave Machine

Solder Paste Brick               08/897,093       July 18, 1997

Method of Attaching a Device     08/896,412       July 18, 1997
to a Circuit Board

Apparatus for Supporting         08/925,188       September 8,
Printed Circuit Board                             1997
Assemblies

Method for Supporting Printed    08/926,139       September 8,
Circuit Board Assemblies                          1997

Improved Carrier Socket for      08/919,626       August 28,
Receiving a Damaged IC                            1997

Improved Carrier Socket for      08/919,536       August 28,
Receiving a Damaged IC                            1997

High Speed Interface for         08/924,278       September 8,
Testing Semiconductor                             1997
Components

Air Bladder Fixture Tooling      09/021,791       February 11,
for Supporting Circuit Board                      1998
Assembly Processing

Real-Time Manufacturing
Process Control Monitoring       09/018,076       February 3,
Method                                            1998

Real-Time Manufacturing          09/018,083       February 3,
Process Control Monitoring                        1998
Apparatus

Glass Parts Pick-Up Jig          09/010,206       January 20,
                                                  1998

Method for Calibrating a Pick    09/009,626       January 20,
and Place Machine using a                         1998
Glass Parts Pick-Up Jig

Z-Origin Calibration Jig         09/010,028       January 20,
                                                  1998

Method for Calibrating the Z-    09/008,944       January 20,
Origin Position                                   1998

Method for Preserving Solder     08/977,340       November 24,
Paste in the Manufacturing of                     1997
Printed Circuit Board
Assemblies

Universal Fixture for Holding    09/002,235       December 31,
Printed Circuit Boards during                     1997
Processing

Universal Fixture for Holding    09/001,533       December 31,
Printed Circuit Boards during                     1997
Processing

Universal Fixture for Holding    09/001,740       December 31,
Printed Circuit Boards during                     1997
Processing

Universal Fixture for Holding    09/002,234       December 31,
Printed Circuit Boards during                     1997
Processing

Calibration Jig for an           09/057,033       April 8, 1998
Automated Placement Machine

Method and Apparatus for         08/109,002       July 1, 1998
Positioning Connecting Members
on a Microelectronic Device

Method and Apparatus for         09/073,149       May 5, 1998
Leveling the Upper Surface of
a PCB

Non Connected Drainage           09/099,278       June 18, 1998
Channels for Selective Wave
Solder Pallets

Modular Edge Cleaner             09/175,825       October 20,
                                                  1998

Molded Selective Solder Pallet   09/173,493       October 15,
                                                  1998

Cantilevered Part Tray Support   60/118,199       February 1,
Clip                                              1999

A Reflow Soldering Apparatus     09/049,439       March 27,
                                                  1998

Device and Method for            09/206,197       December 4,
Attaching and Soldering Pre-                      1998
Formed Solder Spheres to the
Ball Grid Array (BGA)
Integrated Circuit Package
Attachment Sites in High
Volume

Method and Apparatus for         09/049,763       March 27,
Configuring Component Leads                       1998

Method of Calibrating an         09/057,278       April 8, 1998
Automated Placement Machine

Interconnect Device and Method   09/187,477       November 6,
for Mating Dissimilar                             1998
Electronic Package Footprints

A Reflow Soldering Method        09/049,428       March 27,
                                                  1998

                  U.S. TRADEMARK APPLICATIONS


TRADEMARK                 APPLICATION NO.       FILING DATE

DESIGN ONLY              75/469,596         April 17, 1998

MCMS GLOBAL LEADER IN    75/469,672         April 17, 1998
CUSTOM MANUFACTURING

MCMS                     75/469,673         April 17, 1998




(a)  TRADE NAMES

MCMS, Inc.

(a)  LICENSES

Patent and Invention Disclosure Assignment and License Agreement, dated February 26, 1998, by and between Micron Electronics, Inc.
and MCMS, Inc.

Agreement,  dated  February  26,  1998,  by  and  between  Micron
Technology, Inc. and MCMS, Inc.

Know-How License Agreement, dated February 26, 1998, by and between Micron Electronics, Inc. and MCMS, Inc.

                          SCHEDULE 5.10

                      LICENSES AND PERMITS

None.

                          SCHEDULE 5.14

                         LABOR DISPUTES

None.

                          SCHEDULE 5.19

                         SWAP AGREEMENTS

None.

                          SCHEDULE 7.4

                           INVESTMENTS



          Name                 Type          Amount
MCMS International, Inc. Equity           $  5,238,484
                         Debt             $  1,504,616
                                          ------------
                         Total
                         Investment       $  6,743,100

MCMS Netherlands B.V.    Equity           $     20,453
                         Debt             $     85,858
                                          ------------
                         Total
                         Investment       $    106,311

MCMS Belgium, SPRL       Debt             $ 10,000,814

MCMS Customer            Equity           $     10,000
Services, Inc.

     MCMS Holdings, Inc.                  $         28
                                          ____________
                         Grand Total      $ 16,860,252

                          SCHEDULE 7.8

                          INDEBTEDNESS


After giving effect to the pay-off of the Credit Agreement, dated as of February 26, 1998, among the borrower, Bankers Trust
Company, as Agent, and the various lending institutions named therein, the borrower will have the following Indebtedness as of the Closing Date:

1.  Fixed Rate Notes                         145,000,000

2.  Floating Rate Notes                       30,000,000

3.  Note payable to Oracle Credit Corporation    329,000

                        SCHEDULE 8.1 (t)

                    MATERIAL ADVERSE CHANGES


1.   Reference is made to Schedule 5.5 ( c )

                           SCHEDULE A

                         ORIGINAL OWNERS




Name
___________________________
     BT Investment Partners,
     Inc.
     August Capital, L.P.
     MEI California, Inc.
     Oak VII Affiliate Fund,
     Limited Parntership
     Oak Investment Partners
     VII, Limited Partnership
     Norman Nie
     Rob Subia
     Jess Asla
     Chris Anton
     Raldolph Street Partners II
     (Fifth Venture)
     Finis F. Conner
     R. Stephen Cheheyl
     Smith Barney Custodian
     FBO C. Nicholas Keating
     and Carleen B. Keating

                                  159